UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☑                          Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to Rule 14a-12

LIVE NATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2007

TO THE STOCKHOLDERS OF LIVE NATION, INC.:

The Annual Meeting of Stockholders of Live Nation, Inc., a Delaware corporation, will be held on Friday, May 11, 2007, at 8:00 a.m., local time, at House of Blues Sunset Strip, 8430 Sunset Boulevard, West Hollywood, California 90069, for the following purposes:

1.	to elect four directors to hold office until the 2010 Annual Meeting of Stockholders;

2.	to approve the Live Nation, Inc. 2006 Annual Incentive Plan, as amended and restated;

3.	to approve the Live Nation, Inc. 2005 Stock Incentive Plan, as amended and restated;

4.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2007 fiscal year; and

5.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business on March 19, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the 2007 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Thank you for your ongoing support and continued interest in Live Nation.

By Order of the Board of Directors,

Michael Rapino
President, Chief Executive Officer and Director

April 5, 2007

9348 Civic Center Drive

Beverly Hills, California 90210

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 11, 2007

The Board of Directors of Live Nation, Inc. (referred to herein sometimes as “Live Nation,” “our,” “us” or “we”) solicits the enclosed proxy for the Annual Meeting of Stockholders to be held on Friday, May 11, 2007, at 8:00 a.m., local time, at House of Blues Sunset Strip, 8430 Sunset Boulevard, West Hollywood, California 90069, and for any adjournment or postponement thereof. This Proxy Statement and the form of proxy card are being mailed to stockholders on or about April 5, 2007.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE

ANNUAL MEETING

1.	Q: Purpose—What is the purpose of the Annual Meeting of Stockholders?

A:	At the annual meeting, stockholders will act upon the matters outlined in this Proxy Statement, including:

•	election of the Class I directors, the director nominees being Michael Cohl, L. Lowry Mays, Michael Rapino and John N. Simons, Jr.;

•	approval of the Live Nation, Inc. 2006 Annual Incentive Plan, as amended and restated (the “Annual Incentive Plan”);

•	approval of the Live Nation, Inc. 2005 Stock Incentive Plan, as amended and restated (the “Stock Incentive Plan”); and

•	ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2007 fiscal year.

2.	Q: Board’s Recommendations—How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares “FOR” each of the Class I director nominees named in this Proxy Statement, “FOR” the approval of the Annual Incentive Plan, “FOR” the approval of the Stock Incentive Plan and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2007 fiscal year.

If your proxy card is signed and returned without specifying choices, the shares represented by the proxy card will be voted as recommended by the Board of Directors.

If you are an employee who participates in our 401(k) Savings Plan, the proxy that you submit will provide your voting instructions to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in the plan, except as may otherwise be required by law.

3.	Q: Vote Requirement—How many votes are required to approve each item?

A:	Election of Directors—The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. Accordingly, the four director nominees receiving the highest number of votes will be elected. For purposes of this vote, a failure to vote or withholding your vote (or a direction to your broker, bank or other nominee to withhold your vote) is not counted as a vote cast, and therefore, will have no effect on the outcome of the election of directors.

Annual Incentive Plan—The approval of the Annual Incentive Plan requires the affirmative vote of the holders of at least a majority of the total voting power of Live Nation’s common stock present in person or represented by proxy and entitled to vote at the annual meeting. For purposes of this vote, a vote to abstain (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote at the annual meeting, and therefore, will have the effect of a negative vote. A broker non-vote is not consider present in person or represented by proxy and entitled to vote at the annual meeting, and therefore, will not have an effect on this vote.

Stock Incentive Plan—The approval of the Stock Incentive Plan requires the affirmative vote of the holders of at least a majority of the total voting power of Live Nation’s common stock present in person or represented by proxy and entitled to vote at the annual meeting, provided that the total votes cast on this proposal represent over 50% of the outstanding shares of our common stock. For purposes of this vote, a vote to abstain (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote at the annual meeting, and therefore, will have the effect of a negative vote. A broker non-vote is not counted as a vote cast, and therefore could prevent the total votes cast on this proposal from representing over 50% of the outstanding shares of our common stock, but will not otherwise have an effect on this vote.

Other Items—The affirmative vote of the holders of at least a majority of the total voting power of Live Nation’s common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to (i) ratify the appointment of our independent registered public accounting firm and (ii) approve any other business properly brought before the annual meeting. For purpose of these votes, a vote to abstain (or a direction to your broker, bank or other nominee to abstain) will be counted present in person or represented by proxy and entitled to vote at the annual meeting, and therefore, will have the effect of a negative vote.

4.	Q: Quorum—What constitutes a quorum?

A:	Presence at the annual meeting, in person or by proxy, of the holders of a majority of Live Nation’s common stock outstanding on March 19, 2007 will constitute a quorum, permitting the annual meeting to proceed and business to be conducted. Abstentions and broker non-votes are included in the calculation of the number of shares considered to be present at the annual meeting.

At the close of business on March 19, 2007, Live Nation had approximately 65,521,804 shares of common stock outstanding and entitled to vote.

5.	Q: Record Date—Which of my shares may I vote?

A:	All shares owned by you as of the close of business on March 19, 2007 (the “Record Date”) may be voted by you. These shares include shares that are: (i) held directly in your name as the shareholder of record and (ii) held for you as the beneficial owner through a broker, bank or other nominee.

6.    Q:    Record Holders and Beneficial Owners—What is the difference between holding shares as a “record holder” versus a “beneficial owner”?

A:	Most Live Nation stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Record Holders—If your shares are registered directly in your name with our Transfer Agent, The Bank of New York Company, Inc., you are, with respect to those shares, the stockholder of record or “record holder.” As the record holder, you have the right to grant your voting proxy directly to Live Nation or to vote in person at the annual meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owners—If your shares are held in a brokerage account or bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your nominee on how to vote or to vote in person at the annual meeting. However, since you are not a record holder, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your nominee (who is the record holder), giving you the right to vote the shares. Your nominee has enclosed voting instructions for you to use in directing them how to vote your shares.

7.	Q: Broker Non-Votes—What is a broker non-vote?

A:	Generally, a broker non-vote occurs when shares held by a nominee for a beneficial owner are not voted with respect to a particular proposal because (i) the nominee has not received voting instructions from the beneficial owner and (ii) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange (the “NYSE”) rules, a nominee does not have discretionary voting power with respect to “non-routine” matters. The proposals to approve the Annual Incentive Plan and Stock Incentive Plan are both “non-routine” matters. However, the election of directors and ratification of the appointment of an independent registered public accounting firm are routine matters.

If you are the beneficial owner of Live Nation’s common stock, your nominee will send you directions on how you can instruct them to vote. If you do not provide your nominee voting instructions, they will not be able to vote your shares on the proposals to approve the Annual Incentive Plan or the Stock Incentive Plan.

8.	Q: Voting—How can I vote?

A:	Each share of Live Nation’s common stock is entitled to one vote on all matters submitted for a vote at the annual meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have four options for submitting their votes:

•

By Mail—Record holders may submit proxies by completing, signing and dating the accompanying proxy card and mailing it in the accompanying pre-addressed envelope. Beneficial owners may also vote by mail by completing, signing and dating the voting instruction card provided by their nominee and mailing it in the accompanying pre-addressed envelope.

•

In Person—Record holders may vote in person at the annual meeting. Beneficial owners may also vote in person at the annual meeting if they obtain a legal proxy from their nominee giving them the right to vote the shares.

•

By Internet—Most beneficial owners may vote via the Internet by accessing the website specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for Internet voting availability.

•

By Telephone—Most beneficial owners who live in the United States or Canada may vote via telephone by calling the toll-free number specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for telephone voting availability.

Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card or voting instruction card, as the case may be, whether or not you plan to attend the annual meeting.

9.	Q: Revocation of Proxy—May I change my vote after I return my proxy?

A:	Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised.

Record holders may change their vote by:

•	a timely, valid, later-dated proxy;

•	a timely written notice of revocation submitted to our Corporate Secretary at our principal executive offices at 9348 Civic Center Drive, Beverly Hills, California 90210; or

•	attending the annual meeting and voting in person.

Beneficial owners may change their vote by complying with the instructions on their voting instruction cards.

You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.

10.	Q: Voting Results—Where can I find the voting results of the annual meeting?

A:	Live Nation will publish final results of the annual meeting in its quarterly report on Form 10-Q for the second quarter of the 2007 fiscal year.

11.    Q:   Multiple Sets of Proxy Materials—What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a record holder and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy card and voting instruction card that you receive.

12.	Q: Householding—What is householding?

A:	The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single copy of these materials, other than the proxy card, to those stockholders. This process is commonly referred to as “householding.” Your nominee may engage in householding. Through householding, beneficial owners who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these owners notifies us or their nominee that they wish to continue receiving individual copies. Beneficial owners who participate in householding will continue to receive separate proxy cards. This procedure will reduce printing costs and postage fees.

To commence or discontinue householding, please notify your broker, bank or other nominee. Alternatively, you may direct such requests in writing to Live Nation, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210, Attention: Corporate Secretary, or by phone at (310) 867-7000. Individual copies of this Proxy Statement and/or our Annual Report also may be requested at any time at this same address and telephone number.

13.	Q: Solicitation—Who will pay the costs of soliciting these proxies?

A:	Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, electronic mail or facsimile. Live Nation will bear the expense of preparing, printing and mailing this Proxy Statement and accompanying materials to its stockholders. Upon request, Live Nation will reimburse brokers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our common stock.

Live Nation has retained Georgeson Inc., an independent proxy solicitation firm (“Georgeson”), to assist in soliciting proxies from stockholders. Georgeson will receive a fee of approximately $9,500 as compensation for its services and will be reimbursed for its out-of-pocket expenses. The fee amount is not contingent on the number of stockholder votes cast in favor of any of the proposals.

14.    Q:   Additional Matters at the Annual Meeting—What happens if additional matters are presented at the annual meeting?

A:	Other than the four proposals described in this Proxy Statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael Rapino, our President, Chief Executive Officer and Director, and Alan Ridgeway, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

15.    Q:   Stockholder Proposals—What is the deadline to propose business for consideration at next year’s Annual Meeting of Stockholders?

A:	You may submit proposals for consideration at future stockholder meetings.

For a stockholder proposal to be considered for inclusion in Live Nation’s proxy materials for the 2008 Annual Meeting of Stockholders, the proposal must (i) be delivered to Live Nation on or before December 7, 2007 and (ii) comply with all applicable SEC rules and regulations, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any proposals not received by this deadline will be untimely and not included in our 2008 proxy materials.

Alternatively, under Live Nation’s Bylaws, a stockholder may bring a proposal before the 2008 Annual Meeting of Stockholders, without including the proposal in our proxy materials, if (i) the stockholder provides Live Nation notice of the proposal no earlier than January 12, 2008 and no later than February 11, 2008 and (ii) the proposal concerns a matter that may be properly considered and acted upon at the annual meeting in accordance with Live Nation’s Bylaws and corporate governance policies. Any such proposal not received by this deadline will be untimely and not considered at the 2008 Annual Meeting of Stockholders. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. The Bylaws are publicly available on our website at www.livenation.com.

Proposals should be addressed to:

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: Corporate Secretary

16.    Q:   Nomination of Directors—How do I submit a proposed director nominee to the Board of Directors for consideration?

A:	You may propose director nominees for consideration by the Nominating and Governance Committee of the Board of Directors. Any such recommendations must (i) be delivered to Live Nation at its principal executive offices set forth immediately above no earlier than January 12, 2008 and no later than February 11, 2008, (ii) provide all information relating to the director nominee that is required to be disclosed in a solicitation of proxies for the election of directors in an election contest, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and (iii) provide the director nominee’s written consent to serve as a director of Live Nation if elected. Stockholders are advised to review our Bylaws and Board of Directors Governance Guidelines with respect to director nominations. These documents are publicly available on our website at www.livenation.com.

17.	Q: Further Questions—Who can help answer my questions?

A:	If you have any questions about Live Nation’s proxy materials or the annual meeting you can contact our General Counsel at:

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: General Counsel

(310) 867-7000

CORPORATE GOVERNANCE

Live Nation is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Live Nation has adopted a Code of Business Conduct and Ethics for directors, officers and employees and Board of Directors Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and Board committee charters, form Live Nation’s framework for governance. All of these documents are publicly available on our website at www.livenation.com or may be obtained upon written request to:

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: Corporate Secretary

Independence

Live Nation’s Board of Directors currently consists of twelve directors, seven of whom are independent (as defined by our Board of Directors Governance Guidelines) and one of whom serves as our President and Chief Executive Officer. For a director to be independent, the Board of Directors must determine, among other things, that a director does not have any direct or indirect material relationship with Live Nation or any of its subsidiaries. The Board of Directors has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE corporate governance standards. The independence guidelines are set forth in Appendix A of the Board of Directors Governance Guidelines.

Applying these independence standards, the Board of Directors has determined that Henry G. Cisneros, Robert Ted Enloe, III, Jeffrey T. Hinson, Connie McCombs McNab, John N. Simons, Jr., Timothy P. Sullivan and Harvey Weinstein are all independent directors.

Board Composition and Director Qualifications

Live Nation’s Nominating and Governance Committee periodically assesses the appropriate size and composition of the Board of Directors, taking into account any specific needs of Live Nation. The committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the committee through recommendations of Board members, management, stockholders and professional search firms. Generally, the committee seeks members from diverse professional backgrounds, which contribute to the Board of Director’s broad spectrum of experience and expertise, and have a reputation of integrity. At a minimum, directors should:

•	have experience in positions with a high degree of responsibility;

•	demonstrate strong leadership skills;

•	have the time, energy, interest and willingness to serve as a director; and

•	contribute to the mix of skills, core competencies and qualifications of the Board of Directors and management.

In addition to recommendations from Board members, management and professional search firms, the Nominating and Governance Committee will consider director candidates properly submitted by stockholders. Stockholder recommendations should be sent to the Corporate Secretary at Live Nation’s principal executive offices. The Nominating and Governance Committee will review all potential director nominees in the same manner, regardless of the source of the recommendation, in accordance with its Charter. For further details about the director nomination process, see Question 16 of the “Questions and Answers” section of this Proxy Statement.

Code of Business Conduct and Ethics

Live Nation has adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, which is a “code of ethics” as defined by applicable SEC rules. The purpose and role of this code is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize our culture of integrity, honesty and accountability. If Live Nation makes any amendments to this code, other than technical, administrative or other non-substantive amendments, or grants any waivers, including implicit waivers, from any provision of this code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, or persons performing similar functions, and that relates to an element of the SEC’s “code of ethics” definition, then Live Nation will disclose the nature of the amendment or waiver on our website at www.livenation.com.

Officer and Director Stock Ownership Guidelines

It is the Board of Directors’ policy that all directors and executive officers, consistent with their responsibilities to our stockholders as a whole, hold a significant equity interest in Live Nation. Toward this end, the Board of Directors expects all directors and executive officers to own, or acquire within three years of first becoming a director or executive officer, shares of Live Nation common stock having a market value of at least $100,000.

The Board of Directors recognizes that exceptions to this policy may be necessary or appropriate in individual cases, and may approve such exceptions from time to time as it deems appropriate in the interest of Live Nation’s stockholders.

Stockholder Communications

Stockholders and other interested parties may communicate with the Board of Directors, any committee thereof, the independent or non-management directors as a group or any individual director in writing. All such written communications must identify the recipient and be forwarded by mail to:

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: General Counsel

The General Counsel will act as agent for the directors in facilitating such communications. In that capacity, the General Counsel may review, sort and summarize the communications.

Complaints about accounting, internal accounting controls or auditing matters may be made by calling Live Nation’s toll-free Business Integrity Hotline at (866) 458-6475, or via e-mail addressed to BusinessIntegrity@LiveNation.com.

Certain Relationships and Transactions

Live Nation’s Audit Committee is charged with the responsibility of reviewing, approving and overseeing all related-person transactions, as defined in SEC regulations. This responsibility is set forth, in part, in Live Nation’s Code of Business Conduct and Ethics under the heading “Policy on Related-Person Transactions” and in the Audit Committee Charter.

With the approval of the Board of Directors, in May 2006, Live Nation acquired a 50.1% controlling interest in the touring business of a commonly owned group of companies operating under the name of Concert

Productions International, or CPI, and a 50% interest in several entities in the non-touring business of CPI (collectively, the “CPI Entities”). Concurrent with the acquisition, Michael Cohl became a member of Live Nation’s Board of Directors. Mr. Cohl owns a 72.37% interest in Concert Productions International Inc. (“CPI Inc.”) which, together with other sellers, sold Live Nation its interests in the CPI Entities. Through his ownership in CPI Inc., Mr. Cohl indirectly received consideration from the sale in the amount of $72,370 in cash and 54,519 shares of Live Nation’s common stock, which shares are subject to a Lockup and Registration Rights Agreement. The CPI Entities have entered into a Services Agreement with KSC Consulting (Barbados) Inc. for the executive services of Mr. Cohl, pursuant to which Mr. Cohl serves as Chief Executive Officer of the CPI Entities for a term of five years. For the 2006 fiscal year, KSC Consulting was paid $583,333 related to these services. In addition, Live Nation entered into a Securityholders Agreement and a Credit Agreement in connection with this transaction. The Securityholders Agreement provides, among other things, for the payment of fees and expenses to CPI Inc. and CPI Entertainment Rights, Inc., a wholly-owned subsidiary of CPI Inc., and the Credit Agreement requires Live Nation to make certain extensions of credit to the CPI Entities. For the 2006 fiscal year, CPI Inc. and CPI Entertainment Rights, Inc. were paid, in the aggregate, approximately $116,667 in fees and expenses under the terms of the Securityholders Agreement. During the 2006 fiscal year, the largest aggregate balance outstanding under the Credit Agreement was $40,153,755, with the CPI Entities making principal and interest payments to Live Nation of $47,424,630 and $1,676,215, respectively, during the year. As of February 28, 2007, Live Nation had outstanding credit extensions of $317,402 to the CPI Entities, which as of that date accrued interest at rates of between 7.97% and 9.97% per annum, depending on the purpose of the individual credit extensions.

Live Nation has three non-employee directors on its Board of Directors, L. Lowry Mays, Mark P. Mays, and Randall T. Mays, who are also directors of Clear Channel Communications, Inc. (“Clear Channel”) and serve as Chairman of the Board, Chief Executive Officer and President/Chief Financial Officer, respectively, of Clear Channel. L. Lowry Mays also beneficially owns in excess of 5% of the outstanding common stock of Clear Channel. These directors receive directors’ fees, stock options and restricted stock awards as do our other non-employee directors. For additional information regarding non-employee director compensation, please refer to the “Director Compensation” section and the 2006 Director Compensation Table contained in this Proxy Statement.

From time to time, Live Nation purchases advertising from Clear Channel and its subsidiaries in the ordinary course of business on arms-length terms. In 2006, we paid Clear Channel approximately $16.4 million for these advertising services. Pursuant to a transition services agreement entered into with Clear Channel, subsequent to our spin-off Clear Channel provides us limited administrative and support services, such as information systems related services. In 2006, we paid Clear Channel approximately $4.9 million for these services. Additionally, in connection with our spin-off, we entered into various lease and licensing agreements with Clear Channel, the terms of which are between five and thirteen years and which primarily relate to office space occupied by our employees. In 2006, we paid Clear Channel approximately $0.7 million under these agreements. All of the above agreements have been approved by our Board of Directors.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Director Nominees

The Board of Directors is soliciting approval of the following four Class I director nominees:

•	Michael Cohl

•	L. Lowry Mays

•	Michael Rapino

•	John N. Simons, Jr.

The Class I directors will serve for a three-year term expiring in 2010 or until their successors are elected or their earlier resignation or removal. All of the Class I director nominees are current directors of Live Nation and are standing for re-election.

Each of the director nominees has indicated a willingness to continue service as a director if elected. If any director nominee becomes unable to serve, the Board of Directors may designate a substitute nominee, in which case the designated proxy holders, Messrs. Rapino and Ridgeway, will vote for such substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH NAMED DIRECTOR NOMINEE.

General Information about the Board of Directors

Live Nation’s Bylaws provide that its business and affairs will be managed by, or under the direction of, a Board of Directors. The directors are apportioned into three classes, with each class currently having four directors serving a three-year term. Set forth below is biographical information for the Class I director nominees and our continuing directors as of the date of this Proxy Statement.

Name	Age	Position	Term
Henry G. Cisneros	59	Director	Expires 2009
Michael Cohl	59	Director	Director Nominee
Robert Ted Enloe, III	68	Director	Expires 2008
Jeffrey T. Hinson	52	Director	Expires 2008
L. Lowry Mays	71	Director	Director Nominee
Mark P. Mays	43	Vice Chairman of the Board of Directors	Expires 2008
Randall T. Mays	41	Chairman of the Board of Directors	Expires 2009
Connie McCombs McNab	50	Director	Expires 2009
Michael Rapino	41	President, Chief Executive Officer and Director	Director Nominee
John N. Simons, Jr.	46	Director	Director Nominee
Timothy P. Sullivan	43	Director	Expires 2008
Harvey Weinstein	55	Director	Expires 2009

Henry G. Cisneros has served as a director of Live Nation since December 2005. Since August 2000, Mr. Cisneros has been Chairman of the Board of American CityVista and City View. From January 1997 to August 2000, Mr. Cisneros was President of Univision Communications Inc., a Spanish-language media company based in Los Angeles, California. Previously, Mr. Cisneros served as Secretary of the United States Department of Housing and Urban Development and was a four-term Mayor of San Antonio, Texas. Mr. Cisneros also serves on the Board of Directors of Countrywide Financial.

Michael Cohl has served as a director of Live Nation since May 2006. He founded Concert Productions International Inc. (“CPI”) in 1973 and currently serves as its Chief Executive Officer. Live Nation acquired an interest in CPI in May 2006. Mr. Cohl began his career in 1969 as a local concert promoter, and has overseen tours and related ancillary businesses for more than 150 artists and been involved in a wide range of major theatrical projects.

Robert Ted Enloe, III has served as a director of Live Nation since December 2006. Mr. Enloe has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996, and he also currently serves as a director of Leggett & Platt Inc., Silicon Laboratories Inc., Aptuit, Inc., U.S. Investigations Services Inc. and Motion Computing. Mr. Enloe’s former positions include Vice Chairman of the Board and member of the Office of Chief Executive of Compaq Computer Corporation and President of Lomas Financial Corporation and Liberte Investors.

Jeffrey T. Hinson has served as a director of Live Nation since December 2005. From July to December 2005, he was a consultant to Univision Communications Inc. Previously, Mr. Hinson served as Executive Vice President and Chief Financial Officer of Univision Communications Inc. from March 2004 to June 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision Communications Inc., from September 2003 to March 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision Communications Inc. in 2003 and became the radio division of Univision Communications Inc. Mr. Hinson currently serves as a director of TiVo, Inc. and Windstream Corporation.

L. Lowry Mays has served as a director of Live Nation since its formation in 2005. Mr. L. Mays is Chairman of the Board of Clear Channel Communications, Inc., which he founded in 1972, and prior to October 2004, he also served as its Chief Executive Officer. Mr. L. Mays has been a member of Clear Channel Communications, Inc.’s Board of Directors since its inception. He is also currently Chairman of the Board of Clear Channel Outdoor Holdings, Inc. and has served on its Board of Directors since 1997.

Mark P. Mays is Vice Chairman of the Board and has served as a director of Live Nation since its formation in 2005. Mr. M. Mays is Chief Executive Officer of Clear Channel Communications, Inc. and has served on its Board of Directors since May 1998. Previously, he served as Interim Chief Executive Officer and President and Chief Operating Officer of Clear Channel Communications, Inc. from May 2004 to October 2004 and as President and Chief Operating Officer of Clear Channel Communications, Inc. prior to May 2004. Mr. M. Mays also serves on the Board of Directors of Clear Channel Outdoor Holdings, Inc. and Clear Media Limited.

Randall T. Mays is Chairman of the Board and has served as a director since Live Nation’s formation in 2005. Mr. R. Mays also serves as President and Chief Financial Officer of Clear Channel Communications, Inc. During August 2005, he served as our Interim Chief Executive Officer. He has served on the Board of Directors of Clear Channel Communications, Inc. since April 1999 and Clear Channel Outdoor Holdings, Inc. since 1997.

Connie McCombs McNab has served as a director of Live Nation since December 2005. Ms. McNab has served as Vice President of the McCombs Foundation since 2006. She has served as Chair of the Board of Trustees of Saint Luke’s Episcopal School, San Antonio, Texas, from 2000 to 2002, as a Board member of Saint Luke’s Episcopal School since 1997, as a Board member of Saint Mary’s Hall, San Antonio, Texas, since 2001, and as a Board member of McNay Art Institute, San Antonio, Texas, since 2004.

Michael Rapino has served as President and Chief Executive Officer of Live Nation since August 2005 and has served as a director since December 2005. Mr. Rapino served as Chief Executive Officer and President of our predecessor’s Global Music division from August 2004 to August 2005, as Chief Executive Officer and President of our predecessor’s International Music division from July 2003 to July 2004 and as Chief Executive Officer of our predecessor’s European Music division from July 2001 to June 2003. Prior to July 2001, Mr. Rapino was an executive in our predecessor’s marketing services group.

John N. Simons, Jr. has served as a director of Live Nation since December 2005. Since July 2006, Mr. Simons has served as President of Gregory Mountain Products. From 2002 to 2005, he served as President and Chief Executive Officer of Swift & Company, based in Greeley, Colorado. From 1999 to 2002, Mr. Simons served as President and Chief Operating Officer of ConAgra Red Meats, Inc. Prior to joining ConAgra and Swift, from 1991 to 1999 Mr. Simons served in a variety of general management positions with Cargill, Inc. in Australia, Canada and the United States.

Timothy P. Sullivan has served as a director of Live Nation since December 2005. Mr. Sullivan has been the President and Chief Executive Officer of The Generations Network since September 2005. From February 2001 to September 2004, Mr. Sullivan was the Chief Executive Officer of Match.com. Prior to joining Match.com, Mr. Sullivan served as Vice President of e-commerce for Ticketmaster’s predecessor, Ticketmaster Online-Citysearch, Inc.

Harvey Weinstein has served as a director of Live Nation since December 2006. Mr. Weinstein is Co-Chairman of The Weinstein Company, a film production company, which he co-founded in October 2005. In 1979, Mr. Weinstein also co-founded the film production company Miramax Film Corporation. Mr. Weinstein is also a director of Six Flags, Inc.

Mark P. Mays and Randall T. Mays are brothers and the sons of L. Lowry Mays.

Board Meetings

During the 2006 fiscal year, the Board of Directors met seven times. All directors attended at least 75% of the aggregate meetings of the Board of Directors and of the Board committees on which they served during the time they were serving as a director or committee member, as applicable. This is Live Nation’s first annual meeting since becoming a public company. Live Nation has adopted a formal policy on director attendance at Annual Meetings of Stockholders, which states that each director is strongly encouraged to attend such meetings, unless attendance is precluded by health or other significant personal matters. Live Nation believes that all of the directors will be in attendance at the 2007 Annual Meeting of Stockholders.

The Board of Directors has appointed Randall T. Mays to preside over executive sessions of the non-management directors.

Board Committees

The Board of Directors has three standing Board committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee, each of which is described below. Each committee operates under a written charter adopted by the Board of Directors. All of the committee charters are publicly available on our website at www.livenation.com or may be obtained upon written request to our Corporate Secretary at our principal executive offices.

Committee members are elected annually by the Board of Directors, upon the Nominating and Governance Committee’s recommendations, and serve until their successors are elected or their earlier resignation or removal. The current composition of the Board committees is as follows:

	Audit Committee	Nominating and Governance Committee	Compensation Committee

Henry G. Cisneros		✓ (Chairperson)
Robert Ted Enloe, III			✓
Jeffrey T. Hinson	✓ (Chairperson)
Connie McCombs McNab		✓
John N. Simons, Jr.	✓		✓ (Chairperson)
Timothy P. Sullivan	✓
Harvey Weinstein			✓

Audit Committee

The Board of Directors has determined that all three members of the Audit Committee are independent, as defined by the NYSE corporate governance standards, Rule 10A-3 of the Exchange Act and Live Nation’s independence standards. The Board of Directors has also determined that each Audit Committee member is financially literate and that Mr. Jeffrey T. Hinson, the Chairperson of the committee, has the attributes of an audit committee financial expert as defined in the applicable SEC regulations. During the 2006 fiscal year, the Audit Committee met 11 times.

As set forth in more detail in the Audit Committee Charter, the Audit Committee’s purpose is to assist the Board of Directors in its general oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Live Nation. The specific responsibilities of the Audit Committee include:

•	appointing, compensating, overseeing and terminating the independent registered public accounting firm;

•	approving all audit and non-audit services (other than those non-audit services prohibited by law) to be provided by the independent registered public accounting firm;

•

reviewing and discussing the annual and quarterly financial statements and related notes and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses thereto;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, if any;

•

reporting regularly to the full Board of Directors regarding, among other things, the quality and integrity of Live Nation’s financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm and the performance of the internal audit function;

•	maintaining free and open communications with, and periodically meeting with, management, the internal auditors and the independent registered public accounting firm;

•	discussing guidelines and policies with respect to risk assessment and risk management;

•	overseeing Live Nation’s Related-Person Transactions Policy, as amended and supplemented from time to time;

•	preparing the Audit Committee Report for inclusion in Live Nation’s annual proxy statements; and

•	complying with all other responsibilities and duties set forth in the Audit Committee Charter.

For additional information concerning the Audit Committee, see “Report of the Audit Committee” included in this Proxy Statement.

Nominating and Governance Committee

The Board of Directors has determined that both members of the Nominating and Governance Committee are independent, as defined by the NYSE corporate governance standards and Live Nation’s independence standards. The Nominating and Governance Committee met once during the 2006 fiscal year.

The specific responsibilities of the Nominating and Governance Committee include:

•	identifying, screening and recruiting qualified individuals to become Board members;

•	proposing nominations for Board and Board committee membership;

•	assessing the composition of the Board of Directors and its committees;

•	overseeing the performance of the Board of Directors and management; and

•	complying with all other responsibilities and duties set forth in the Nominating and Governance Committee Charter.

Compensation Committee

The Board of Directors has determined that all three members of the Compensation Committee are independent, as defined by the NYSE corporate governance standards and Live Nation’s independence standards. In February 2007, Mr. Sullivan resigned from the Compensation Committee and Messrs. Enloe and Weinstein were appointed to the Compensation Committee. During the 2006 fiscal year, the Compensation Committee met four times.

The specific responsibilities of the Compensation Committee include:

•	establishing the base salary, incentive compensation and all other compensation of Live Nation’s Chief Executive Officer and other members of senior management;

•	overseeing the administration of Live Nation’s incentive compensation plans and equity-based plans;

•	preparing the Compensation Committee Report for inclusion in Live Nation’s proxy statements;

•	overseeing the preparation of the Compensation Discussion and Analysis for inclusion in Live Nation’s proxy statements; and

•	complying with all other responsibilities and duties set forth in the Compensation Committee Charter.

The agenda for meetings of the Compensation Committee is determined by Mr. Simons, the committee’s Chairperson, with input from the Chairman of the Board and the Chief Executive Officer. Compensation Committee meetings are regularly attended by the Chairman of the Board and the Chief Executive Officer.

Director Compensation

Live Nation pays its non-employee directors an annual cash retainer of $36,000. Additionally, Live Nation pays (i) each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee an additional annual cash retainer of $4,000, $2,000 and $1,000, respectively, and (ii) the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee a further annual cash retainer of $10,000, $5,000 and $5,000, respectively. Live Nation may also grant stock options or other stock-based awards to its non-employee directors, and these directors may elect to receive their cash fees in the form of shares of Live Nation common stock.

In December 2006, Messrs. Enloe and Weinstein joined the Board of Directors, upon which they each received an initial award consisting of (i) 10,000 shares of our restricted stock and (ii) stock options to purchase an additional 10,000 shares of our common stock. These equity awards were granted under the Stock Incentive Plan and vest in five equal annual installments beginning on the first anniversary of the grant.

In February 2007, each member of the Audit Committee, consisting of Messrs. Hinson, Simons and Sullivan, received 5,000 shares of our restricted stock in recognition of their efforts during 2006 in guiding Live Nation through its first fiscal year as a stand-alone public company, including the system and process evaluation and testing required to comply with the management certification and auditor attestation requirements of Section 404 of Sarbanes Oxley Act of 2002. These restricted stock awards were granted under the Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1), (2)	Stock Option Awards ($) (1), (2)	Total ($)
Henry G. Cisneros	42,000	49,003	19,718	110,721
Michael Cohl (3)	—	—	—	—
Robert Ted Enloe, III (4)	—	4,440	1,672	6,112
Jeffrey T. Hinson (5)	50,000	49,003	19,718	118,721
L. Lowry Mays	36,000	49,003	19,718	104,721
Mark P. Mays, Vice Chairman	36,000	122,507	98,591	257,098
Randall T. Mays, Chairman	36,000	122,507	98,591	257,098
Connie McCombs McNab	37,000	49,003	19,718	105,721
John N. Simons, Jr. (5)	47,000	49,003	19,718	115,721
Timothy P. Sullivan (5)	42,000	49,003	19,718	110,721
Michael Rapino (3)	—	—	—	—
Harvey Weinstein (4)	—	4,440	1,672	6,112

(1)	The amounts set forth in these columns reflect shares of restricted stock and stock options, as applicable, granted during 2006 and 2005 under the Stock Incentive Plan. The amounts listed are equal to the compensation cost recognized during 2006 for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), except no assumptions for forfeitures were included. Additional information related to the calculation of the compensation cost is set forth in Note M of the Notes to Consolidated and Combined Financial Statements of our 2006 Annual Report on Form 10-K. Dividends are paid on shares of restricted stock at the same rate as paid on our common stock. The stock options and restricted stock all vest in five equal annual installments beginning on the first anniversary of the grant. As of December 31, 2006, Messrs. Cisneros, Hinson, L. Mays, Simons and Sullivan and Ms. McNab each held 10,000 stock options and 8,000 unvested shares of restricted stock; Mr. M. Mays and Mr. R. Mays each held 50,000 stock options and 20,000 unvested shares of restricted stock; and Messrs. Enloe and Weinstein each held 10,000 stock options and 10,000 unvested shares of restricted stock. Mr. Cohl held no stock options or shares of restricted stock as of December 31, 2006.
(2)	During 2006, Messrs. Enloe and Weinstein each received 10,000 stock options and 10,000 shares of restricted stock, with each stock option award and restricted stock award having an aggregate grant date fair value of $79,545 and $221,800, respectively, as computed in accordance with FAS 123R. No other director received any equity award during 2006.
(3)	Only non-employee directors are eligible to receive compensation for their service as a director of Live Nation. Accordingly, Mr. Rapino, Live Nation’s President and Chief Executive Officer, and Mr. Cohl, Chief Executive Officer of Concert Productions International Inc. and its affiliated entities (in which Live Nation holds a majority interest), are not entitled to any director compensation. See the 2006 Summary Compensation Table for a discussion of Mr. Rapino’s 2006 compensation and “Certain Relationships and Transactions” for a discussion of Mr. Cohl’s 2006 compensation.
(4)	Messrs. Enloe and Weinstein joined the Board of Directors in December 2006, and therefore, did not receive a cash retainer for the 2006 fiscal year.
(5)	In February 2007, Messrs. Hinson, Simons and Sullivan, being all of the members of the Audit Committee, each received 5,000 shares of restricted stock in recognition of their efforts during 2006 in guiding Live Nation through its first fiscal year as a stand-alone public company. Live Nation did not incur any compensation expense under FAS 123R with respect to these awards in 2006, and therefore, the awards are not reflected in the above table. The closing sale price of Live Nation’s common stock on the date these awards were granted was $24.95, and they vest in four equal annual installments beginning on the first anniversary of the grant.

Compensation Committee Interlocks and Insider Participation

None of Live Nation’s executive officers serves as a member of the compensation committee or as a member of the board of directors of any other company of which any member of Live Nation’s Compensation Committee or Board of Directors is an executive officer.

Security Ownership

The following table sets forth certain information regarding beneficial ownership of Live Nation’s common stock as of February 28, 2007, by:

•	each person known by Live Nation to beneficially own more than 5% of our common stock;

•	each director and director nominee;

•	each of the executive officers named in the 2006 Summary Compensation Table; and

•	all of Live Nation’s executive officers, directors and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, Live Nation believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of common stock subject to options currently exercisable on or before April 29, 2007 (60 days after February 28, 2007); provided, however, that these shares are not deemed outstanding for computing the percentage ownership of each other person. The percentage of beneficial ownership is based on 65,976,371 shares of our common stock outstanding (or deemed to be outstanding under SEC rules and regulations) as of February 28, 2007. Unless otherwise indicated, the address of each of the stockholders listed below is c/o Live Nation, 9348 Civic Center Drive, Beverly Hills, California 90210.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Henry G. Cisneros (1)	14,000	*
Michael Cohl (2)	75,196	*
Robert Ted Enloe, III (3)	10,000	*
Jeffrey T. Hinson (4)	17,000	*
L. Lowry Mays (5)	3,544,128	5.4%
Mark P. Mays (6)	216,399	*
Randall T. Mays (7)	168,259	*
Connie McCombs McNab (8)	272,071	*
John N. Simons, Jr. (9)	29,325	*
Timothy P. Sullivan (10)	17,000	*
Harvey Weinstein	10,000	*
Michael Rapino (11)	85,350	*
Alan Ridgeway (12)	75,000	*
Bruce Eskowitz (13)	25,019	*
Michael Rowles (14)	56,250	*
Charles Walker (15)	255	*
FMR Corp. (16)	9,815,078	14.9%
Barclays Global Investors, NA. (17)	3,402,317	5.2%
All directors and executive officers as a group (17 persons) (18)	4,609,710	7.0%

*	Percentage of common stock beneficially owned by the named stockholder does not exceed one percent of Live Nation’s common stock.

(1)	Includes options to purchase 2,000 shares of Live Nation’s common stock and 8,000 shares of unvested restricted stock.
(2)	Includes 25,065 shares held by Concert Productions International Inc. and 50,131 shares held by CPI Entertainment Rights, Inc., of which Mr. Cohl has sole voting control. Mr. Cohl disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(3)	Includes 10,000 shares of unvested restricted stock.
(4)	Includes options to purchase 2,000 shares of Live Nation’s common stock and 13,000 shares of unvested restricted stock.
(5)	Includes 6,057 shares held by trusts of which Mr. L. Mays is the trustee, but not a beneficiary; 3,334,663 shares held by LLM Partners, Ltd. of which Mr. L. Mays shares control of the sole general partner; 167,864 shares held by the Mays Family Foundation; 12,859 shares held by the Clear Channel Foundation over which Mr. L. Mays has either sole or shared investment or voting authority; options to purchase 2,000 shares of Live Nation’s common stock; and 8,000 shares of unvested restricted stock.
(6)	Includes 19,529 shares held by trusts of which Mr. M. Mays is the trustee, but not a beneficiary; 127,786 shares held by MPM Partners, Ltd., the sole general partner of which is controlled by Mr. M. Mays; options to purchase 10,000 shares of Live Nation’s common stock; and 20,000 shares of unvested restricted stock.
(7)	Includes 21,027 shares held by trusts of which Mr. R. Mays is the trustee, but not a beneficiary; 77,821 shares held by RTM Partners, Ltd., the sole general partner of which is controlled by Mr. R. Mays; options to purchase 10,000 shares of Live Nation’s common stock; and 20,000 shares of unvested restricted stock.
(8)	Includes 260,071 shares held by McCombs Family Ltd., over which Ms. McNab has shared investment or voting authority; options to purchase 2,000 shares of Live Nation’s common stock; and 8,000 shares of unvested restricted stock.
(9)	Includes options to purchase 2,000 shares of Live Nation’s common stock and 13,000 shares of unvested restricted stock.
(10)	Includes options to purchase 2,000 shares of Live Nation’s common stock and 13,000 shares of unvested restricted stock.
(11)	Includes 83,750 shares of unvested restricted stock.
(12)	Includes 75,000 shares of unvested restricted stock.
(13)	Includes 25,000 shares of unvested restricted stock.
(14)	Includes 56,250 shares of unvested restricted stock.
(15)	Mr. Walker resigned from Live Nation effective January 23, 2007.
(16)	Address: 82 Devonshire Street, Boston, Massachusetts 02109. Information is based solely on a Schedule 13G/A filed by FMR Corp. and Edward C. Johnson III with the SEC on February 14, 2007. Such Schedule 13G states that the filers have sole voting power with respect to 491,480 shares and sole dispositive power with respect to all shares.
(17)	Address: 45 Fremont Street, San Francisco, California 94105. Information is based solely on a Schedule 13G filed by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited with the SEC on January 23, 2007. Such Schedule 13G states that the reporting persons aggregately have sole voting power with respect to 3,135,768 shares and sole dispositive power with respect to 3,402,317 shares.
(18)	Includes 46,613 shares held by trusts of which such persons are trustees, but not beneficiaries; 3,334,663 shares held by LLM Partners, Ltd.; 127,786 shares held by MPM Partners, Ltd.; 77,821 shares held by RTM Partners, Ltd.; 167,864 shares held by the Mays Family Foundation; 12,859 shares held by the Clear Channel Foundation; 260,071 shares held by McCombs Family Ltd.; 25,065 shares held by Concert Productions International Inc.; 50,131 shares held by CPI Entertainment Rights, Inc.; 32,000 stock options; and 363,000 shares of unvested restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Live Nation’s directors and executive officers and holders of more than 10% of Live Nation’s common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC regulations to furnish Live Nation with copies of all Section 16(a) forms they file.

Based solely on review of the Section 16(a) forms received by Live Nation, or written representations from reporting persons that no such forms were required to be filed, as applicable, Live Nation believes that the reporting persons complied with all of the Section 16(a) filing requirements during the 2006 fiscal year.

PROPOSAL NO. 2—APPROVAL OF THE LIVE NATION, INC.

2006 ANNUAL INCENTIVE PLAN, AS AMENDED AND RESTATED

Background

The Board of Directors has approved and adopted the Live Nation, Inc. 2006 Annual Incentive Plan, as amended and restated. Pursuant to the terms of the Annual Incentive Plan, the plan will terminate unless it is approved by Live Nation’s stockholders at the 2007 Annual Meeting of Stockholders. The purpose of the plan is to provide performance-based compensation to executive officers and other selected key employees of Live Nation and its subsidiaries that will not be subject to the executive compensation deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Under the Annual Incentive Plan, Live Nation’s Compensation Committee will designate performance objectives with respect to a performance period for each plan participant. Utilizing those performance objectives, the Compensation Committee uses the Annual Incentive Plan to reward accomplishments achieved during the performance period. The Board of Directors believes that the Annual Incentive Plan benefits stockholders because it creates a strong incentive for executives to meet or exceed specified financial goals.

The Board of Directors has determined that it is in the best interests of Live Nation and its stockholders to maximize the tax deductibility of amounts payable under the Annual Incentive Plan. Accordingly, Live Nation has structured the Annual Incentive Plan in a manner such that payments made under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and the next four highest compensated officers of Live Nation (collectively, the “Covered Persons”) who were employed by Live Nation on the last day of its taxable year. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” does not count against the $1 million limitation. The Annual Incentive Plan sets forth, among other things, the performance objectives under which bonuses may be paid under the plan. Pursuant to Section 162(m), if Live Nation’s stockholders approve the Annual Incentive Plan and the other requirements of Section 162(m) are satisfied with respect to awards under the plan, amounts paid to the Covered Persons pursuant to the plan in forthcoming periods will qualify as fully tax-deductible to Live Nation, potentially generating substantial after-tax savings.

Plan Summary

The principal features of the Annual Incentive Plan are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Annual Incentive Plan attached as Appendix A to this Proxy Statement.

Administration

The Annual Incentive Plan is administered by the Compensation Committee of our Board of Directors. Subject to the terms of the Annual Incentive Plan, the Compensation Committee has the authority to (i) select the individuals who may participate in the plan, (ii) prescribe the terms and conditions of each participant’s award and make amendments thereto, (iii) determine whether the performance objectives have been met and (iv) take all other actions necessary to administer the plan.

Eligibility

Executive officers and other key employees of Live Nation and its subsidiaries selected by the Compensation Committee will be eligible to participate in the Annual Incentive Plan. Currently, there are five individuals eligible to participate in the Annual Incentive Plan.

Performance Awards

Performance objectives may be based upon any one or more of the following criteria, applied to an individual, a subsidiary, a business unit or division, Live Nation or one or more of its subsidiaries, or such other operating units as the Compensation Committee may designate:

•	revenue growth;

•	earnings before deduction of interest, taxes, depreciation and amortization (or adjusted calculations of such measure as the Compensation Committee may prescribe), or “EBITDA”;

•	operating income before depreciation and amortization and non-cash compensation expense, or “OIBDAN”;

•	funds from operations;

•	funds from operations per share and per share growth;

•	cash available for distribution;

•	cash available for distribution per share and per share growth;

•	operating income and operating income growth;

•	net earnings;

•	earnings per share and per share growth;

•	return on equity;

•	return on assets;

•	share price performance on an absolute basis and relative to an index;

•	improvements in attainment of expense levels;

•	implementing or completion of critical projects; or

•	improvement in cash-flow (before or after tax).

The amount of an award, if any, payable to a participant will depend upon whether and the extent to which the performance objective(s) of the award are achieved during the applicable performance period. Performance objectives may be established on a periodic, annual, cumulative or average basis, and may be established on a corporate-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. The Compensation Committee may establish different payout levels based upon the levels of achievement of the performance objectives specified in the award. Awards may contain more than one performance objective and performance objectives may be based upon multiple performance criteria. The level or levels of performance specified with respect to a performance objective may be expressed in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies or otherwise as the Compensation Committee may determine.

Maximum Annual Amount Payable to a Participant

No participant may earn more than $15,000,000 in any calendar year pursuant to an award under the Annual Incentive Plan.

Plan Operation

Performance objectives will be established by the Compensation Committee and communicated to the participant by the 90th day of the applicable performance period or, if earlier, before 25% of the applicable performance period has elapsed. The Compensation Committee will determine the performance period applicable to an award. Subject to the requirements of the Annual Incentive Plan and applicable law, each award will contain such other terms and conditions as the Compensation Committee, acting in its discretion, may prescribe.

Payment of Awards

Upon certification of the achievement of performance objectives by the Compensation Committee and subject to any deferral arrangements or other conditions that may be permitted or required by the Compensation Committee, the award will be settled in cash.

The Compensation Committee is authorized to reduce or eliminate the performance award of any participant, for any reason, including changes in the participant’s position or duties, whether due to termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. To the extent necessary to preserve the intended economic effects of the Annual Incentive Plan or an award under the Annual Incentive Plan, the Compensation Committee is authorized to adjust pre-established performance objectives and other terms of performance awards to take into account certain material events, including: (i) a change in corporate capitalization; (ii) a material or extraordinary corporate transaction involving Live Nation or a subsidiary, including, without limitation, a merger, consolidation, reorganization, spin-off or the sale of a subsidiary or of the assets of a business or division; (iii) a partial or complete liquidation of Live Nation or any subsidiary; or (iv) certain changes in accounting rules; provided, however, that no such adjustment may cause a performance award to fail to be non-deductible under Section 162(m) of the Code.

Unless the Compensation Committee determines otherwise, no payment related to an award will be made to a participant whose employment with Live Nation or its subsidiaries terminates (for any reason other than death) before the payment date of the award.

Duration and Amendment

The Annual Incentive Plan was effective as of January 1, 2006 and will terminate on May 11, 2007, the date of the 2007 Annual Meeting of Stockholders, unless the plan is approved by Live Nation’s stockholders at the annual meeting. The Board of Directors or the Compensation Committee may, at any time or from time to time, amend the Annual Incentive Plan. Amendment may be made without stockholder approval, unless such approval is required to maintain the status of the Annual Incentive Plan under Section 162(m) of the Code. The Board of Directors may terminate the Annual Incentive Plan at any time.

U.S. Federal Income Tax Consequences

All amounts paid under the Annual Incentive Plan constitute taxable income to the participant when received. If the Compensation Committee so allows under the terms of the plan, a participant may be able to elect to defer a portion of the bonus, and as a result may be entitled to defer the recognition of income. Generally, and subject to Section 162(m) of the Code, Live Nation will be entitled to a federal income tax deduction when amounts paid under the Annual Incentive Plan are included in the employee’s income.

As stated above, the Annual Incentive Plan is being submitted for stockholder approval so that cash bonuses paid under the plan qualify for tax deductibility by Live Nation. However, stockholder approval is only one of several requirements under Section 162(m), and stockholder approval of the plan should not be viewed as a guarantee that all amounts paid under the plan will be deductible by Live Nation.

THE ABOVE SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT PURPORT TO BE COMPLETE. THE PRECEDING DISCUSSION IS ONLY A GENERAL SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES CONCERNING THE ANNUAL INCENTIVE PLAN AND DOES NOT ADDRESS THE TAX CONSEQUENCES ARISING IN THE CONTEXT OF A PARTICIPANT’S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A PARTICIPANT’S INCOME OR GAIN MAY BE TAXABLE.

New Plan Benefits

Future cash awards under the Annual Incentive Plan are based on satisfaction of pre-established performance objectives during each applicable performance period, and therefore, are not determinable at this time. The following table sets forth the cash performance awards earned by the named executive officers and the specified groups of individuals during the 2006 fiscal year.

Annual Incentive Plan

The awards set forth in this table for the named executive officers are also included in the 2006 Summary Compensation Table set forth in this Proxy Statement and are not additional awards.

Name and Position	2006 Cash Performance Award (1)
Michael Rapino, President, Chief Executive Officer and Director	—

Alan Ridgeway, Chief Financial Officer	—

Bruce Eskowitz, Chief Executive Officer—North American Music	$210,000

Michael Rowles, General Counsel	$200,000

Charles Walker, President—North American Live Music	—

All current executive officers as a group (6 people)	$410,000

All current non-employee directors as a group (10 people)	—

All employees except current executive officers as a group	—

(1)	Represents cash performance awards earned based upon obtaining 2006 performance goals, but paid in 2007.

If Live Nation’s stockholders approve the Annual Incentive Plan, the plan will continue for 2007 and future years as permitted by applicable law. If our stockholders do not approve the Annual Incentive Plan, the plan will terminate at the 2007 Annual Meeting of Stockholders.

In considering whether to vote for approval of the Annual Incentive Plan, you should be aware that Live Nation’s executive officers may receive cash performance awards under this plan (if approved by the stockholders). Failure of the stockholders to approve this proposal will not affect any awards that may have been previously granted under the Annual Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

ADOPTING THE LIVE NATION, INC. 2006 ANNUAL INCENTIVE PLAN, AS

AMENDED AND RESTATED.

PROPOSAL NO. 3—APPROVAL OF THE LIVE NATION, INC.

2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

Background

The Board of Directors has approved and adopted the Live Nation, Inc. 2005 Stock Incentive Plan, as amended and restated. Pursuant to the terms of the Stock Incentive Plan, no awards may be made pursuant to the Stock Incentive Plan after the date of the 2007 Annual Meeting of Stockholders unless the Stock Incentive Plan is approved by Live Nation’s stockholders at the 2007 Annual Meeting of Stockholders. As of December 31, 2006, Live Nation had granted stock options and restricted stock for 2,151,600 and 382,861 shares of our common stock, respectively, under the plan and there remained 6,465,539 shares of our common stock available for future awards under the plan. The weighted average exercise price of outstanding stock options as of December 31, 2006 was $11.07.

As a result of grants made since the end of the 2006 fiscal year, as of February 28, 2007, Live Nation had granted stock options and restricted stock for a total of 4,400,711 shares of our common stock under the plan, and there remained 4,599,289 shares of our common stock available for future awards under the plan.

The Stock Incentive Plan is a broad-based incentive plan that provides for the grant of stock options, stock appreciation rights, restricted stock, deferred stock awards and performance-based cash and stock awards. The Board of Directors believes that Live Nation’s success and long-term progress are dependent upon attracting and retaining its directors, officers, employees, consultants and advisers, and aligning the interests of such individuals with those of its stockholders. The Stock Incentive Plan gives the Compensation Committee the maximum flexibility to use various forms of incentive awards as part of Live Nation’s overall compensation program.

The Board of Directors has determined that it is in the best interests of Live Nation and its stockholders to maximize the tax deductibility of performance-based cash and stock awards payable under the Stock Incentive Plan. Accordingly, Live Nation has structured the Stock Incentive Plan in a manner such that payments made under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and the next four highest compensated officers of Live Nation (collectively, the “Covered Persons”) who were employed by Live Nation on the last day of its taxable year. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” does not count against the $1 million limitation. The Stock Incentive Plan sets forth, among other things, the performance objectives under which awards may be paid under the plan.

The closing sale price of Live Nation’s common stock on February 28, 2007 was $23.14.

Plan Summary

The principal features of the Stock Incentive Plan are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Stock Incentive Plan attached as Appendix B to this Proxy Statement.

Administration

The Stock Incentive Plan is administered by the Compensation Committee of our Board of Directors; however, the full Board of Directors retains sole responsibility and authority for making and administering awards to any of our non-employee directors. Subject to the terms of the Stock Incentive Plan, the Compensation Committee has authority to (i) select the individuals that may participate in the plan, (ii) prescribe the terms and conditions of each participant’s award and make amendments thereto, (iii) construe, interpret and apply the provisions of the Stock Incentive Plan and of any award made under the plan and (iv) take all other actions necessary to administer the plan. The Compensation Committee may delegate any of its responsibilities and authority to other persons, subject to applicable law.

Securities Covered by the Plan

Subject to adjustments as required or permitted by the Stock Incentive Plan, Live Nation may issue a total of nine million (9,000,000) shares of its common stock, $0.01 par value per share, under the Stock Incentive Plan. The following shares are not taken into account in applying these limitations: (i) shares covered by awards that expire or are canceled, forfeited, settled in cash or otherwise terminated, (ii) shares delivered to Live Nation or withheld by Live Nation for the payment or satisfaction of purchase price or tax withholding obligations associated with the exercise or settlement of an award and (iii) shares covered by stock-based awards assumed by Live Nation in connection with the acquisition of another company or business.

Individual Award Limitations

In any calendar year, no participant may receive (i) awards covering more than one million (1,000,000) shares plus the amount of the participant’s unused annual limit as of the close of the preceding calendar year and (ii) performance-based cash awards under the Stock Incentive Plan exceeding more than five million dollars ($5,000,000) plus the amount of the participant’s unused annual dollar limit as of the close of the preceding calendar year.

Eligibility

Awards may be made under the Stock Incentive Plan to any of Live Nation’s or its subsidiaries’ present or future directors, officers, employees, consultants or advisers. Currently, there are approximately 4,500 individuals eligible to participate in the Stock Incentive Plan. For purposes of the plan, a subsidiary is any entity in which Live Nation has a direct or indirect ownership interest of at least 50%.

Forms of Award

Stock Options and Stock Appreciation Rights. Live Nation may grant stock options that qualify as “incentive stock options” under Section 422 of the Code (“ISOs”), as well as stock options that do not qualify as ISOs. However, no ISOs may be granted subsequent to the tenth anniversary of the date that the Stock Incentive Plan is adopted. Live Nation may also grant stock appreciation rights (“SARs”). In general, an SAR gives the holder the right to receive the appreciation in value of the shares of our common stock covered by the SAR from the date the SAR is granted to the date the SAR is exercised. The per share exercise price of a stock option and the per share base value of an SAR may not be less than the fair market value per share of common stock on the date the option or SAR is granted. Live Nation may not reprice options granted under the Stock Incentive Plan without stockholder approval. Generally, the term of a stock option is ten years; provided, however, that different limitations apply to ISOs granted to ten-percent stockholders: in such cases, the term may not be greater than five years and the exercise price may not be less than 110% of the fair market value per share of our common stock on the date the option is granted.

The Compensation Committee may impose such exercise, forfeiture and other terms and conditions as it deems appropriate with respect to stock options and SARs. The exercise price under a stock option may be paid in cash or in any other form or manner permitted by the Compensation Committee, including without limitation, payment of previously-owned shares of our common stock, or payment pursuant to broker-assisted cashless exercise procedures. Methods of exercise and settlement and other terms of SARs will be determined by the Compensation Committee.

The Compensation Committee may establish such exercise and other conditions applicable to an option following the termination of the optionee’s employment or other service with Live Nation and its subsidiaries as the Compensation Committee deems appropriate on a grant-by-grant basis.

Restricted Stock and Deferred Stock Awards. The Stock Incentive Plan authorizes the Compensation Committee to make restricted stock awards, pursuant to which shares of our common stock are issued to designated participants subject to transfer restrictions and vesting conditions. Subject to such conditions as the Compensation Committee may impose, the recipient of a restricted stock award may be given the rights to vote and receive dividends on shares covered by the award pending the vesting or forfeiture of the shares.

Deferred stock awards generally consist of the right to receive shares of common stock in the future, subject to such conditions as the Compensation Committee may impose including, for example, continuing employment or service for a specified period of time or satisfaction of specified performance criteria. Prior to settlement, deferred stock awards do not carry voting, dividend or other rights associated with stock ownership; however, dividend equivalents may be payable or accrue if the Compensation Committee so determines.

Unless the Compensation Committee determines otherwise, shares of restricted stock and non-vested deferred stock awards will be forfeited upon the recipient’s termination of employment or other service with Live Nation and its subsidiaries.

Other Stock-Based Awards. The Stock Incentive Plan gives the Compensation Committee broad discretion to grant other types of equity-based awards, including, for example, dividend equivalent payment rights, phantom shares and bonus shares, and to provide for settlement in cash and/or shares. The Stock Incentive Plan also allows non-employee directors to elect to receive all or part of their annual retainers in the form of shares of our common stock in lieu of cash.

Performance-Based Awards. The Compensation Committee may also grant performance-based awards under the Stock Incentive Plan. In general, performance-based awards provide for the payment of cash and/or shares of our common stock upon the achievement of objective, predetermined performance objectives established by the Compensation Committee. Performance objectives may be based upon any one or more of the following business criteria:

•	earnings per share;

•	share price or total shareholder return;

•	pre-tax profits;

•	net earnings;

•	return on equity or assets;

•	revenues;

•	operating income before depreciation, amortization and non-cash compensation expense, or “OIBDAN”;

•	earnings before deduction of interest, taxes, depreciation and amortization (or adjusted calculations of such measure as the Compensation Committee may prescribe), or “EBITDA”;

•	market share or market penetration; or

•	any combination of the foregoing.

Performance objectives may be applied to an individual, a subsidiary, a business unit or division, Live Nation and any one or more of its subsidiaries, or such other operating units as the Compensation Committee may designate. Performance objectives may be expressed in absolute or relative terms and must include an objective formula or standard for computing the amount of compensation payable to an employee if the goal is attained.

The Compensation Committee must certify in writing prior to payment of the performance-based award that the performance objectives and any other material terms of the award were in fact satisfied.

Adjustments of Awards

Generally, in the event of a split-up, spin-off, recapitalization or consolidation of shares or any similar capital adjustment, or a change in the character or class of shares covered by the Stock Incentive Plan or any award made pursuant to the plan, Live Nation will adjust (i) the maximum number of shares of common stock which may be issued under the Stock Incentive Plan, (ii) the maximum number of shares of common stock which may be covered by awards made to an individual in any calendar year, (iii) the number of shares of common stock subject to outstanding awards and (iv) where applicable, the exercise price, base price, target market price, or purchase price under outstanding awards, as required to equitably reflect the effect on our common stock of such transactions or changes.

Generally, if Live Nation enters into a merger, consolidation, acquisition or disposition of property or stock, separation, reorganization, liquidation or any other similar transaction or event so designated by the Board of Directors in its sole discretion (collectively, an “Exchange Transaction”), all outstanding options and SARs will either (i) become fully vested and exercisable immediately prior to the Exchange Transaction (and any such outstanding options or SARs which are not exercised before the Exchange Transaction will thereupon terminate) or (ii), at the sole discretion of the Board of Directors, be assumed by and converted into options or SARs for shares of the acquiring company. The Board of Directors may make similar adjustments to other outstanding awards under the Stock Incentive Plan and may direct a cashout of any or all outstanding awards based upon the value of the consideration paid for our shares in the Exchange Transaction giving rise to the adjustment of plan awards.

Amendment and Termination of the Plan; Term

Except as may otherwise be required by law or the requirements of any stock exchange or market upon which Live Nation’s common stock may then be listed, the Board of Directors, acting in its sole discretion and without further action on the part of our stockholders, may amend the Stock Incentive Plan at any time and from time to time and may terminate the Stock Incentive Plan at any time. No such amendment or termination may impair or adversely alter any awards previously granted under the plan (without the consent of the recipient or holder) or deprive any person of shares previously acquired under the plan.

Unless sooner terminated, the plan will terminate on the tenth anniversary of the date of its adoption by Live Nation’s Board of Directors, or October 26, 2015.

U.S. Federal Income Tax Consequences

The grant of a stock option or SAR under the Stock Incentive Plan is not a taxable event to the participant for federal income tax purposes. In general, ordinary income is realized upon the exercise of a stock option (other than an ISO) in an amount equal to the excess of the fair market value on the exercise date of the shares acquired pursuant to the exercise over the option exercise price paid for the shares. The amount of ordinary income realized upon the exercise of an SAR is equal to the excess of the fair market value of the shares covered by the exercise over the SAR base price. Live Nation generally will be entitled to a deduction equal to the amount of ordinary income realized by a participant upon the exercise of an option or SAR. The tax basis of shares acquired upon the exercise of a stock option (other than an ISO) or SAR is equal to the value of the shares on the date of exercise. Upon a subsequent sale of the shares, capital gain or loss (long-term or short-term, depending on the holding period of the shares sold) will be realized in an amount equal to the difference between the selling price and the basis of the shares. Certain additional rules apply if the exercise price of an option is paid in shares previously owned by participant.

No income is realized upon the exercise of an ISO other than for purposes of the alternative minimum tax. Income or loss is realized upon a disposition of shares acquired pursuant to the exercise of an ISO. If the disposition occurs more than one year after the ISO exercise date and more than two years after the ISO grant date, then gain or loss on the disposition, measured by the difference between the selling price and the option exercise price for the shares, will be long-term capital gain or loss. If the disposition occurs within one year of the exercise date or within two years of the grant date, then the gain realized on the disposition will be taxable as ordinary income to the extent such gain is not more than the difference between the value of the shares on the date of exercise and the exercise price, and the balance of the gain, if any, will be capital gain. Live Nation is not entitled to a deduction with respect to the exercise of an ISO; however, it is entitled to a deduction corresponding to the ordinary income realized by a participant upon a disposition of shares acquired pursuant to the exercise of an ISO before the satisfaction of the applicable one- and two-year holding period requirements described above.

In general, a participant will realize ordinary income with respect to common stock received pursuant to a restricted stock award at the time the shares become vested in accordance with the terms of the award in an amount equal to the fair market value of the shares at the time they become vested, and except as discussed below, Live Nation is generally entitled to a corresponding deduction. The participant’s tax basis in the shares will be equal to the ordinary income so recognized. Upon subsequent disposition of the shares, the participant will realize long-term or short-term capital gain or loss, depending on the holding period of the shares sold.

A participant may make an “early income election” within 30 days of the receipt of restricted shares of common stock, in which case the participant will realize ordinary income on the date the restricted shares are received equal to the difference between the value of the shares on that date and the amount, if any, paid for the shares. In such event, any appreciation in the value of the shares after the date of the award will be taxable as capital gain upon a subsequent disposition of the shares. Live Nation’s deduction is limited to the amount of ordinary income realized by the participant as a result of the early income election.

A participant who receives deferred stock awards will be taxed at ordinary income tax rates on the then fair market value of the shares of common stock distributed at the time of settlement of the deferred stock awards and, except as discussed below, Live Nation will generally be entitled to a tax deduction at that time. The participant’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition the participant will realize long-term or short-term capital gain or loss.

Other awards will generally result in ordinary income to the participant at the later of the time of delivery of cash, shares or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares or other awards. Except as discussed below, Live Nation generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant.

Section 162(m) generally allows Live Nation to obtain tax deductions without limit for performance-based compensation. Live Nation intends that options, SARs and, subject to stockholder approval of the performance objectives described herein, contingent long-term performance awards granted under the Stock Incentive Plan will continue to qualify as performance-based compensation not subject to the $1 million deductibility cap under Section 162(m). A number of requirements must be met in order for particular compensation to so qualify. However, there can be no assurance that such compensation under the plan will be fully deductible under all circumstances. In addition, other awards under the Stock Incentive Plan, such as restricted stock and other stock-based awards, generally may not qualify, so that compensation paid to executive officers in connection with such awards may not be deductible.

THE ABOVE SUMMARY PERTAINS SOLELY TO CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH AWARDS MADE UNDER THE STOCK INCENTIVE PLAN AND DOES NOT PURPORT TO BE COMPLETE. THE SUMMARY DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES AND IT DOES NOT ADDRESS STATE, LOCAL OR NON-U.S. TAX CONSIDERATIONS.

New Plan Benefits

The Compensation Committee and the Board, as applicable, in their discretion determine awards granted under the Stock Incentive Plan and, therefore, Live Nation is unable to determine the awards that will be granted in the future under the Stock Incentive Plan. The following table sets forth the type and amount of awards that were granted to the named executive officers and the specified groups of individuals during the 2006 fiscal year under this plan.

Stock Incentive Plan

The awards set forth in this table for the named executive officers are also included in the 2006 Summary Compensation Table and in the 2006 Grants of Plan-Based Awards Table set forth in this Proxy Statement and are not additional awards. The awards set forth in this table for the non-employee directors are also included in the 2006 Director Compensation Table set forth in this Proxy Statement and are not additional awards.

Name and Position	2006 Stock Option Awards (#)	2006 Restricted Stock Awards (#)
Michael Rapino, President, Chief Executive Officer and Director	—	—

Alan Ridgeway, Chief Financial Officer	—	—

Bruce Eskowitz, Chief Executive Officer—North American Music	—	—

Michael Rowles, General Counsel	—	31,250

Charles Walker, President—North American Live Music	—	—

All current executive officers as a group (6 people)	—	31,250

All current non-employee directors as a group (10 people)	20,000	20,000

All employees except current executive officers as a group	70,000	13,750

If Live Nation’s stockholders approve the Stock Incentive Plan, the plan will continue for 2007 and future years as permitted by applicable law. If our stockholders do not approve the Stock Incentive Plan, Live Nation may not grant any further awards under this plan.

In considering whether to vote for approval of the Stock Incentive Plan, you should be aware that Live Nation’s executive officers have received, and in the future may continue to receive, grants under this plan (if approved by the stockholders). Failure of the stockholders to approve this proposal will not affect the rights of existing holders or the awards previously granted under the Stock Incentive Plan.

Equity Compensation Plan Information

Except for the Stock Incentive Plan, Live Nation does not have any other equity-based compensation plans. For further information on the number of outstanding awards under this plan, the weighted average exercise price of outstanding stock options and the number of shares of common stock remaining available for future issuance under this plan, see the above “Background” section of this Proposal No. 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

ADOPTING THE LIVE NATION, INC. 2005 STOCK INCENTIVE PLAN, AS

AMENDED AND RESTATED.

PROPOSAL NO. 4—RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as Live Nation’s independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending December 31, 2007. Ernst & Young LLP served as Live Nation’s independent registered public accounting firm during the 2006 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

Stockholder ratification of the appointment of Ernst & Young LLP is not required by Live Nation’s Bylaws or otherwise. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2007 fiscal year if it determines that such a change would be in the best interests of Live Nation and its stockholders.

The affirmative vote of the holders of at least a majority of the total voting power of Live Nation’s common stock present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a negative vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit and Non-Audit Fees

The following table shows the fees paid or accrued (in thousands) by Live Nation for audit and other services provided by Ernst & Young LLP for the 2006 and 2005 fiscal years, respectively:

	2006	2005
Audit Fees (1)	$4,959	$1,964
Audit-Related Fees (2)	$336	—
Tax Fees (3)	$297	—
All Other Fees (4)	—	—
Total	$5,592	$1,964

(1)	Audit fees consist of fees for the audit of Live Nation’s annual financial statements, the audit of its internal controls over financial reporting, reviews of its financial statements included in quarterly reports on Form 10-Q, reviews of other SEC filings and other professional services provided in connection with statutory and regulatory filings. During 2005, Clear Channel Communications, Inc. paid $0.7 million of audit fees related to Live Nation’s 2005 audit which are not included above. In 2005, there was no audit of internal control over financial reporting, as 2006 was Live Nation’s first full year as a public company.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and review of Live Nation’s financial statements and which are not reported above under “Audit Fees.” In 2006, these services primarily related to gross receipts audits as required by leases and due diligence services.
(3)	Tax fees consist of fees for tax advice and tax return preparation.
(4)	There were no other professional services rendered by Ernst & Young LLP in 2006 or 2005.

The Audit Committee has determined that the provision of the non-audit services listed above is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee has established procedures for the approval of all audit and non-audit services provided by Live Nation’s independent registered public accounting firm. Pursuant to this policy, the Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm, including the fees and other terms of the engagements. Before the independent registered public accounting firm is engaged to perform any non-audit services, the Audit Committee must review and pre-approve such services. The Audit Committee may delegate its approval authority to its Chairperson, provided that any services approved by the Chairperson are reported to the Audit Committee at its next regularly scheduled meeting.

The Audit Committee approved all of the audit and permissible non-audit services performed by Ernst & Young LLP during the 2006 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee concerns the committee’s activities regarding oversight of Live Nation’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Live Nation filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Live Nation specifically incorporates this Report by reference therein.

The Audit Committee’s purpose is to assist the Board of Directors in its general oversight of Live Nation’s accounting, auditing and financial reporting practices. Management is primarily responsible for Live Nation’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. Ernst & Young LLP, Live Nation’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the committee certify that Live Nation’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the committee’s members in business, financial and accounting matters.

During the 2006 fiscal year, management completed the documentation, testing and evaluation of Live Nation’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Live Nation’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Live Nation’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Live Nation’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.

In overseeing the preparation of Live Nation’s financial statements, the Audit Committee met with both management and Live Nation’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to Live Nation’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that Live Nation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

2006 Audit Committee Members

Jeffrey T. Hinson, Chairperson

John N. Simons, Jr.

Timothy P. Sullivan

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis may contain statements regarding historical and/or future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of Live Nation’s executive compensation program and should not be understood to be statements of management’s or the Board of Directors’ expectations or estimates of results or other guidance. Live Nation specifically cautions investors not to apply these statements to other contexts.

Compensation Philosophy and Objectives

Live Nation’s executive compensation program is designed to attract, motivate, reward and retain talented individuals who are essential to our continued success. In determining the form and amount of compensation payable to our named executive officers, the Compensation Committee is guided by the following objectives and principles:

•

Compensation should tie to performance. We aim to foster a pay-for-performance culture, with a substantial amount of executive compensation “at risk.” Accordingly, a significant portion of total compensation is tied to and varies with our financial, operational and strategic performance, as well as individual performance.

•

Compensation should encourage and reward the achievement of specific corporate and departmental goals and initiatives. From time to time, Live Nation sets specific corporate and/or departmental goals and initiatives pertaining to, among other things, growth, productivity and people. Currently, we are primarily emphasizing, and the executive compensation program is designed primarily to reward, (i) growth in operating income before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense, and including any pro forma adjustments in respect of acquisitions or divestitures, or “Pro Forma Adjusted EBITDA,” and (ii) the achievement of various personal performance objectives.

•

Compensation should establish common goals for executives and their key reports. We endeavor to set consistent performance targets for multiple layers of executives. By establishing common goals, we encourage a coordinated approach to managing the company that we believe will be most likely to increase stockholder value in the long term.

•

Compensation should align executives’ interests with those of Live Nation’s stockholders. Equity-based compensation encourages executives to focus on our long-term growth and prospects, and to manage Live Nation from the perspective of its stockholders.

Within this framework, we strive to maintain executive compensation levels that are fair, reasonable and competitive.

Compensation Setting Process

We just completed our first full fiscal year since our spin-off from Clear Channel Communications, Inc. (the “Spin-Off”) in December 2005. While our compensation philosophy continued to evolve during 2006, most of the specific compensation practices that were in place during 2006 were originally established when we were a privately-held company.

Primarily during the third and fourth quarters of 2006, management and the Compensation Committee jointly worked with Mercer Human Resource Consulting, a third-party compensation consulting firm, to review and assess our compensation program with respect to our executive officers and other members of senior management. While this dialogue with Mercer was useful in helping to develop our general compensation philosophy, it did not result in any specific recommendations that were relied upon by the Board of Directors or the Compensation Committee with respect to the compensation of our named executive officers or any other individual employees.

The Compensation Committee approves all material compensation decisions for the named executive officers, including the grant of equity awards. Michael Rapino, our Chief Executive Officer, annually reviews the named executive officers’ performance, other than his own performance, which is reviewed by the Compensation Committee. The results of these evaluations, including recommendations on any salary adjustments, cash bonus targets or annual equity awards, are presented to the Compensation Committee for consideration and approval. Mr. Rapino regularly attends meetings of the Compensation Committee and, upon the committee’s request, provides various compensation information to the committee.

Each of the named executive officers has entered into an employment agreement with Live Nation. In the cases of Messrs. Rapino and Ridgeway, their employment agreements were negotiated and entered into prior to our Spin-Off. For each of Messrs. Eskowitz, Rowles and Walker, their employment agreements were entered into during the first half of 2006 and followed the same general structure and approach as those of Messrs. Rapino and Ridgeway. The employment agreements generally set forth information regarding base salary, cash performance awards, equity incentive awards and other employee benefits. All compensation decisions with respect to the named executive officers are made within the scope of these employment agreements. For a further description of the employment agreements, please refer to the “Employment and Change of Control Agreements” section of this Compensation Discussion and Analysis.

In February 2007, upon the recommendation of the Compensation Committee, the Board of Directors delegated to Mr. Rapino the authority to negotiate new salary and cash bonus packages for 2007 for each of the named executive officers other than himself. For a description of the resulting employment agreement amendments, please refer to the “Employment and Change of Control Agreements” section of this Compensation Discussion and Analysis.

Compensation Program Components

Live Nation’s executive compensation program consists of the following components:

•	base salary;

•	cash performance bonuses;

•	long-term equity incentive awards; and

•	employee benefits and other perquisites.

The Compensation Committee has not adopted a specific policy or practice for allocating (i) base salary and cash bonuses versus equity compensation or (ii) base salary versus incentive compensation. Rather, the committee seeks to flexibly tailor each executive’s total compensation package to include these various components in a manner designed to most effectively motivate and retain that particular executive, while still aligning the executive’s interests with those of our stockholders.

Base Salary

The Compensation Committee believes that competitive levels of cash compensation, together with equity and other long-term incentive programs, are necessary for the motivation and retention of Live Nation’s executive officers. Base salaries provide executives with a predictable level of monthly income and help achieve our program’s objectives by attracting and retaining strong talent. The employment agreements set the base salaries of the named executive officers, with annual adjustments, if any, being made by the Board of Directors or the Compensation Committee in its discretion (unless such annual adjustments are provided generally to all employees in accordance with company policy). In some cases, the employment agreements provide for annual minimum increases in an executive’s base salary.

For additional information regarding the base salaries of the named executive officers, please refer to the “Employment and Change of Control Agreements” section of this Compensation Discussion and Analysis and the 2006 Summary Compensation Table contained in this Proxy Statement.

Cash Performance Bonus

Annual cash bonus eligibility is provided to each of the named executive officers to reward the achievement of corporate and/or departmental goals and initiatives. In 2006, the Compensation Committee based each named executive officer’s cash performance bonus eligibility on one or both of (i) Pro Forma Adjusted EBITDA and (ii) the achievement of various personal performance objectives. We believe that Pro Forma Adjusted EBITDA is the primary metric on which the company’s performance is evaluated by financial analysts and the investment community generally. Internally, we review Pro Forma Adjusted EBITDA to evaluate the performance of our operating segments, and believe that this metric assists investors by allowing them to evaluate changes in the operating results of our businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Personal performance goals reward the achievement of specific key operational goals.

For 2006, each named executive officer was eligible to receive a cash performance bonus. Target, maximum and actual cash bonus amounts for 2006 were as follows for each named executive officer:

Michael Rapino. Mr. Rapino’s cash bonus eligibility for 2006 was based on Live Nation’s achievement of certain levels of Pro Forma Adjusted EBITDA. His target bonus for 2006 was 100% of his annual base salary, or $650,000, and his maximum bonus was 300% of his annual base salary, or $1,950,000. Mr. Rapino did not earn a cash performance bonus for 2006.

Alan Ridgeway. Mr. Ridgeway’s cash bonus eligibility for 2006 was based on Live Nation’s percentage year-over-year increase in Pro Forma Adjusted EBITDA, if any. His target bonus for 2006 was $320,000, based on 15% Pro Forma Adjusted EBITDA growth, and his maximum bonus was $640,000, based on 25% growth. Mr. Ridgeway did not earn a cash performance bonus for 2006.

Bruce Eskowitz. Mr. Eskowitz’s cash bonus eligibility for 2006 was based on percentage year-over-year increase in Pro Forma Adjusted EBITDA, if any, for Live Nation’s global venues and sales business, including worldwide venues, corporate alliances and premium seats. His target bonus for 2006 was $350,000, based on 10% Pro Forma Adjusted EBITDA growth for the global venues and sales business, and his maximum bonus was $750,000, based on 25% growth. Mr. Eskowitz earned a cash performance bonus of $210,000 for 2006, which was paid in the first quarter of 2007.

Michael Rowles. Mr. Rowles’ cash bonus eligibility for 2006 was based on a combination of (i) Live Nation’s percentage year-over-year increase in Pro Forma Adjusted EBITDA, if any, and (ii) the achievement of personal goals and objectives determined by the Chief Executive Officer and related to (a) Live Nation’s public company compliance, (b) building the company’s legal department, and (c) streamlining its corporate structure. With respect to his Pro Forma Adjusted EBITDA-based bonus eligibility, his target bonus for 2006 was $100,000, based on 15% Pro Forma Adjusted EBITDA growth, and his maximum bonus was $200,000, based on 25% growth. Mr. Rowles did not earn a cash performance bonus for 2006 based on Pro Forma Adjusted EBITDA growth. With respect to his personal goals-based bonus eligibility, his target and maximum bonus for 2006 was $200,000, and he earned this full amount, which was paid in the first quarter of 2007.

Charles Walker. Mr. Walker’s cash bonus eligibility for 2006 was based on percentage year-over-year increase in Pro Forma Adjusted EBITDA, if any, for Live Nation’s North American music and North American venues businesses, including its motor sports business. His target bonus for 2006 was $200,000, based on 15% Pro Forma Adjusted EBITDA growth for the North American music and North American venues business, and his maximum bonus was $600,000, based on 44% growth. Mr. Walker did not earn a cash performance bonus for 2006. Mr. Walker resigned from Live Nation effective January 23, 2007.

For additional information regarding the named executive officers’ performance bonuses, please refer to the 2006 Summary Compensation Table contained in this Proxy Statement.

Long-Term Equity Compensation

From time to time, Live Nation grants long-term equity awards to the named executive officers in an effort to reward long-term performance, to allow them to participate in the long-term growth and profitability of Live Nation and to align their interests with those of our stockholders. Since our Spin-Off, all long-term equity awards have been granted under the Stock Incentive Plan.

The Compensation Committee and the Board of Directors administer the Stock Incentive Plan, including selecting award recipients, setting the exercise price, if any, of awards, fixing all other terms and conditions of awards and interpreting the provisions of the Stock Incentive Plan. The following equity awards, among others, may be granted under the Stock Incentive Plan:

•	stock options;

•	restricted stock;

•	deferred stock;

•	stock appreciation rights; and

•	performance-based cash and equity awards.

As set forth in Proposal No. 3 of this Proxy Statement, we are soliciting stockholder approval of the Stock Incentive Plan. For a further description of the Stock Incentive Plan, please refer to Proposal No. 3 of this Proxy Statement.

Immediately following our Spin-Off, the named executive officers received the following long-term equity awards in December 2005 (the “2005 Equity Grants”):

Name	Stock Option Award (#)	Restricted Stock Award (#)	Grant Date	Exercise Price (if Applicable)
Michael Rapino	335,000	83,750	12/23/05	$10.60
Alan Ridgeway	—	62,500	12/23/05	—
Bruce Eskowitz	200,000	—	12/23/05	$10.60
Michael Rowles	—	—	—	—
Charles Walker	200,000	—	12/23/05	$10.60

As Mr. Rowles was not employed with Live Nation at the time of the 2005 Equity Grants, he did not participate in the 2005 Equity Grants. However, following Mr. Rowles employment with Live Nation in March 2006, he received restricted stock awards of 5,000 and 26,250 shares on April 4, 2006 and August 9, 2006, respectively. Except for these two restricted stock awards to Mr. Rowles, we did not grant any other long-term incentive awards to the named executive officers during the 2006 fiscal year.

In February 2007, the Board of Directors, upon the recommendation of the Compensation Committee, made additional long-term incentive equity grants to each of the named executive officers. For a description of those grants, please refer to the “Employment and Change of Control Agreements” section of this Compensation Discussion and Analysis. For additional information regarding outstanding restricted stock awards and stock options held by the named executive officers, including the vesting terms of such awards, please refer to the 2006 Outstanding Equity Awards at Fiscal Year-End Table contained in this Proxy Statement.

Since our Spin-Off in December 2005 and throughout the 2006 fiscal year, our practice was to allow the awardee to elect to receive (i) all stock options, (ii) one-quarter as many shares of restricted stock or (iii) a combination thereof. However, beginning in 2007 and going forward, the Compensation Committee intends to specify the exact numbers of options and/or restricted shares or other awards made under the Stock Incentive Plan, and to no longer permit awardees to elect the form of equity award they may receive.

During 2006, we did not have a formal policy on timing equity awards in connection with the release of material non-public information. Beginning in 2007, however, the Compensation Committee intends to (i) grant annual long-term equity awards to our employees, including our named executive officers, in or about February of each calendar year in connection with the first meeting of the Board of Directors in such year and (ii) grant additional awards, if any, to new hires or other key employees as appropriate on a quarterly basis, generally during the two weeks following the release of our financial results for the prior fiscal quarter. The Compensation Committee may nevertheless elect to make equity awards at other times for legitimate business purposes. In the event that material non-public information becomes known to the Compensation Committee prior to granting an equity award, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any impropriety.

Employee Benefits and Other Perquisites

The named executive officers are eligible to participate in the Live Nation, Inc. Group Benefits Plan, which is generally available to all of our employees and which includes medical, vision, dental, company-paid life and accidental death or dismemberment, supplemental life and accidental death or dismemberment, flexible spending accounts (health and dependent care), employee assistance program, short-term disability and long-term disability. Additionally, our employees are entitled to paid vacation, sick leave and other paid holidays. The Compensation Committee believes that Live Nation’s commitment to provide the above benefits recognizes that the health and well-being of its employees contribute directly to a productive and successful work life that enhances results for Live Nation and its stockholders.

In addition to the employee benefits discussed above, the named executive officers receive certain perquisites, which are not generally available to all of our employees. In 2006:

•	Mr. Rapino was reimbursed by us for a medical physical exam, as well as for the tax expense associated with that exam;

•

Mr. Ridgeway was reimbursed for temporary lodging and furniture rental expenses related to his relocation to Los Angeles from the United Kingdom, travel expenses for him and his family to visit the United Kingdom and the tax expense associated with that travel (all pursuant to his employment agreement), certain professional tax services related to his expatriate status, travel expenses and tickets for his spouse’s attendance at a Live Nation event and tickets to a Live Nation event for certain family members; and

•

Mr. Eskowitz received a benefit of $41,021, which amount was paid directly by Live Nation to cover certain of Mr. Eskowitz’s costs in connection with his relocation from Houston to Los Angeles (and within Los Angeles from temporary housing to permanent housing), including the transportation of household goods, artwork and storage costs. Mr. Eskowitz was also reimbursed for travel expenses for his spouse’s attendance at a Live Nation event and tickets to a Live Nation event for certain family members.

Mr. Rowles and Mr. Walker did not receive perquisites aggregating more than $10,000 during 2006.

We are a live entertainment company, and from time to time our directors and certain employees, including the named executive officers, receive complimentary tickets to live events that are produced and/or promoted by Live Nation. Regular attendance at our live events is integrally and directly related to the performance of the named executive officers’ duties, and the company therefore does not consider their receipt of these tickets, or reimbursement for associated travel or other related expenses, to comprise a perquisite. To the extent the named executive officers are accompanied to such events by family or friends, however, the incremental costs to the company associated with those guests’ attendance are deemed to be perquisites.

From time to time, the Compensation Committee reviews its perquisite program to determine if any adjustments are appropriate. For further description of the above perquisites, please refer to the 2006 Summary Compensation Table contained in this Proxy Statement.

Nonqualified Deferred Compensation Plan

The named executive officers, directors and other designated key employees of Live Nation may defer a portion of their annual compensation, including, as applicable, salary, director fees, commissions and bonuses, into our Nonqualified Deferred Compensation Plan. Specifically, participants may defer under the plan:

•	not less than 1% nor more than 50% of base salary and commissions;

•	not less than 1% nor more than 80% of bonus; and

•	not less than 1% but up to 100% of director compensation paid in cash.

Notwithstanding the deferral limits set forth above, the Compensation Committee may increase or decrease the above percentages in its discretion. Any compensation deferred under the plan must remain deferred for at least three years.

The Compensation Committee, in its sole discretion, may make matching contributions to each participant’s account; provided, however, that a matching contribution will be made, if at all, only to the extent that the participant’s aggregate annual deferrals under the plan and Live Nation’s 401(k) Savings Plan (described below) equal or exceed 5% of the participant’s eligible compensation under the 401(k) Savings Plan. Generally, matching contributions, if any, may equal the matching contribution that Live Nation would have made under its 401(k) Savings Plan if the participant’s contribution under the 401(k) Savings Plan was 5% of his or her eligible compensation, less the amount of Live Nation’s actual matching contribution to the 401(k) Savings Plan.

Participants are 100% vested in any amounts they defer under the plan and the company matching contributions, if any, vest in increments of 20% per year during the first five years of service. However, upon a participant’s retirement, disability or death, any matching contributions become fully vested. Participants are entitled to invest their deferral accounts into one or more hypothetical investment vehicles which do not currently include Clear Channel’s or Live Nation’s common stock. Those hypothetical investment vehicles are selected in the sole discretion of a Board-appointed Benefits Committee, consisting of members of senior management representing the company’s finance, human resources and legal departments. All dividends, interest, earnings and losses from such investment vehicles are charged to the participant’s deferral account.

Generally, account balances are paid upon the participant’s termination, retirement or death, and assuming the minimum three-year deferral period is met and the deferral amount is otherwise vested, a participant may request in-service withdrawals of his or her account in lump-sum or annual installment payments. All distributions and withdrawals under the plan are in cash. Participants may also make withdrawals under the plan in the event of an unforeseen emergency. The Nonqualified Deferred Compensation Plan is unfunded and subject to forfeiture in the event of bankruptcy.

As of December 31, 2006, none of our named executive officers or directors had participated in the Nonqualified Deferred Compensation Plan.

401(k) Savings Plan

Live Nation maintains a 401(k) Savings Plan for all employees, including the named executive officers, as a source of retirement income. Generally, employees at least the age of 21 are eligible to participate in the plan upon completing one year of service in which they have worked a minimum of 1,000 hours. Employees and Live Nation may both make contributions to the plan. Live Nation currently matches 50% of the employee’s first 5% of pay contributed to the plan, which contributions vest 20% per year of service. Fidelity Investments is the independent plan trustee. As of December 31, 2006, participants had the ability to direct contributions into specified mutual funds within the Fidelity family of funds, as well as other outside investment vehicles. Currently, Live Nation’s common stock is not an investment option under the plan.

For additional information regarding the named executive officers’ participation in our 401(k) Savings Plan, please refer to the 2006 Summary Compensation Table contained in this Proxy Statement.

Employment and Change of Control Agreements

We have entered into employment agreements with each of the named executive officers. Among other things, these employment agreements provide for certain payments upon a “change in control” or termination of employment. The principal elements of these employment agreements are summarized below:

Michael Rapino

In August 2005, we entered into an employment agreement with Michael Rapino to serve as our President and Chief Executive Officer. The initial term of the employment agreement ends on August 31, 2007. After that date, the agreement will renew automatically day-to-day such that the term of the agreement will always remain at exactly one year, unless earlier terminated. Under the employment agreement, Mr. Rapino (i) received an initial base salary of $550,000 per year, subject to increases at the discretion of the Compensation Committee, (ii) is eligible to receive an annual cash and equity performance bonus at the discretion of the Compensation Committee, (iii) received stock options at the time of our Spin-Off from Clear Channel in December 2005 and (iv) participates in the Live Nation, Inc. Group Benefits Plan and other incentive compensation plans which are generally available to all of our employees.

In January 2006, Mr. Rapino received a three percent increase in his annual base salary to $566,500. In March 2006, the Compensation Committee delegated to Mr. R. Mays the authority to negotiate a further salary increase for Mr. Rapino for the remainder of 2006 and to set cash performance bonus targets for Mr. Rapino for 2006. Later that same month, Mr. R. Mays approved an increase in Mr. Rapino’s base salary to $650,000 per year which was effective March 1, 2006. Mr. R. Mays also established cash performance bonus targets for Mr. Rapino for 2006 based on Live Nation’s achievement of certain levels of Pro Forma Adjusted EBITDA, which called for a target bonus of 100% of his annual base salary, or $650,000 and established a maximum bonus of 300% of his annual base salary, or $1,950,000.

The employment agreement (i) will terminate upon Mr. Rapino’s death, (ii) may be terminated by us upon Mr. Rapino’s disability, (iii) may be terminated by us at any time (a) after August 31, 2007, without “cause” (as defined below), and (b) for “cause,” subject to Mr. Rapino’s general right to cure and (iv) may be terminated by Mr. Rapino at any time (a) after August 31, 2007, without “cause” by providing 12 months’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure. The employment agreement also contains non-disclosure, non-solicitation and non-compete provisions.

If Mr. Rapino’s employment is terminated by us for “cause,” he is entitled to receive (in a lump-sum payment):

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Rapino’s employment is terminated by reason of death or disability, he is entitled to receive (in a lump-sum payment):

•	accrued and unpaid base salary;

•	prorated bonus, if any;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Rapino’s employment is terminated by us without “cause,” he is entitled to:

•	accrued and unpaid base salary;

•	payments to which he may be entitled under any applicable employee benefit plan; and

•

elect to become a part-time consultant to us for one year, agree not to compete with us during such one-year period, and sign a general release of all claims against us in exchange for (i) severance pay equal to his base salary for such one-year period in periodic payments and (ii) acceleration of a pro rata portion of his stock options.

If Mr. Rapino terminates his employment for “good reason,” he is entitled to:

•	any accrued and unpaid base salary;

•	any payments to which he may be entitled under any applicable employee benefit plan; and

•

elect to become a part-time consultant to us for one year, agree not to compete with us during such one-year period, and sign a general release of all claims against us in exchange for severance pay equal to his base salary for such one-year period in periodic payments, plus $1,000,000.

If Mr. Rapino terminates his employment after August 31, 2007 without “cause” and provides 12 months’ prior written notice, and if we subsequently terminate Mr. Rapino’s employment prior to the expiration of such 12-month notice period, then his termination will be deemed a termination by us without “cause.”

For purposes of the employment agreement, “cause” means: (i) conduct by Mr. Rapino constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of Live Nation’s policy on sexual harassment, misappropriation of funds or property of Live Nation or any of its affiliates other than the occasional, customary and de minimis use of Live Nation property for personal purposes, or other willful misconduct; (ii) continued, willful and deliberate non-performance by Mr. Rapino of his duties under the employment agreement (other than by reason of Mr. Rapino’s physical or mental illness, incapacity or disability); (iii) Mr. Rapino’s refusal or failure to follow lawful and material directives consistent with his title and position and the terms of the employment agreement; (iv) conviction of Mr. Rapino for, or a plea of nolo contendere by Mr. Rapino to, any felony, or lesser crime involving fraud, embezzlement or misappropriation of the property of Live Nation, or other conduct by Mr. Rapino that, as reasonably determined by Live Nation’s Board of Directors, has resulted in, or would result in if he were retained in his position with Live Nation, material injury to Live Nation’s reputation; (v) a breach by Mr. Rapino of any of the provisions contained in the employment agreement regarding nondisclosure of confidential information and non-solicitation (other than an inadvertent disclosure resulting in no harm to Live Nation); or (vi) a material violation by Mr. Rapino of Live Nation’s employment policies of which he had notice.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure of Live Nation to comply with a material term of the employment agreement after written notice by Mr. Rapino specifying the alleged failure; (ii) a substantial and unusual change in Mr. Rapino’s position, resulting in significant and unusual additional duties, responsibilities and authority, without an offer of additional reasonable compensation as determined by Live Nation in light of compensation levels for similarly-situated employees; (iii) a substantial and unusual reduction in Mr. Rapino’s duties, responsibilities and authority; (iv) Live Nation’s requirement that Mr. Rapino move from or render his services primarily in a location outside of the Los Angeles metropolitan area; or (v) a Change of Control (substantially as defined below).

2007 Compensation. In February 2007, Mr. Rapino received an award of 670,000 stock options under the Stock Incentive Plan, which options will vest in 25% annual increments beginning on the first anniversary of the grant.

Alan Ridgeway

In November 2005, we entered into an employment agreement with Alan Ridgeway to serve as our Chief Financial Officer. The initial term of the employment agreement ended on December 31, 2006, but was automatically renewed day-to-day such that the term of the agreement always remained at exactly one year, unless earlier terminated. Under the employment agreement, Mr. Ridgeway (i) received an initial base salary of $400,000 per year, subject to increases at the discretion of the Compensation Committee, (ii) received a 2006 base salary bonus of 10% of his 2006 base salary, or $40,000, (iii) received restricted stock at the time of our Spin-Off from Clear Channel in December 2005, (iv) is eligible to receive an annual cash performance bonus, (v) was entitled to reimbursement of his relocation expenses to Los Angeles from the United Kingdom and reimbursement for temporary housing from November 28, 2005 to December 31, 2005, (vi) is eligible for reimbursement of two round-trip coach flights per year for his spouse and two children from Los Angeles to the United Kingdom and (vii) participates in the Live Nation, Inc. Group Benefits Plan and other incentive compensation plans which are generally available to all of our employees.

In August 2006, the Compensation Committee approved an amendment to Mr. Ridgeway’s employment agreement. Pursuant to that amendment, we paid Mr. Ridgeway a retention bonus of $1,000,000, which will be offset against any future performance bonuses earned by Mr. Ridgeway. If Mr. Ridgeway is still employed by us as of December 31, 2010, the remaining amount of the retention bonus, if any, will be deemed earned by Mr. Ridgeway. Prior to that date, if Mr. Ridgeway’s employment is terminated by us for “cause” (as defined below) or by Mr. Ridgeway without “good reason” (as defined below), Mr. Ridgeway must repay any unearned portion of the retention bonus. If Mr. Ridgeway’s employment is terminated by us without “cause,” or by death or disability, or by Mr. Ridgeway for “good reason” prior to December 31, 2010, the remaining amount of the retention bonus, if any, will be deemed earned by Mr. Ridgeway.

The employment agreement (i) will terminate upon Mr. Ridgeway’s death, (ii) may be terminated by us upon Mr. Ridgeway’s disability, (iii) may be terminated by us at any time (a) after December 31, 2006, without “cause,” and (b) for “cause,” subject to Mr. Ridgeway’s general right to cure, and (iv) may be terminated by Mr. Ridgeway at any time (a) after December 31, 2006, without “cause” by providing 12 months’ prior written notice or (b) for “good reason.” The employment agreement also contains non-disclosure, non-solicitation and non-compete provisions.

If Mr. Ridgeway’s employment is terminated by us for “cause,” he is entitled to receive (in a lump-sum payment):

•	accrued and unpaid base salary; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Ridgeway’s employment is terminated by reason of death or disability, he is entitled to receive (in a lump-sum payment):

•	accrued and unpaid base salary;

•	prorated bonus, if any;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Ridgeway’s employment is terminated by us without “cause,” or by Mr. Ridgeway for “good reason,” he is entitled to:

•	accrued and unpaid base salary;

•	prorated bonus, if any;

•	keep any unearned portion of the $1 million retention bonus, if such termination occurs prior to December 31, 2010;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan; and

•

elect to become a part-time consultant to us for one year, agree not to compete with us during such one-year period and sign a general release of all claims against us in exchange for (i) severance pay equal to his base salary for a one-year period in periodic payments, (ii) payment of reasonable expenses for repatriation for him and his dependents to the United Kingdom and (iii) reimbursement of costs for any penalties due for early termination of housing and automobile leases.

If Mr. Ridgeway terminates his employment after December 31, 2006 without “cause” and provides 12 months’ prior written notice, and if we subsequently terminate Mr. Ridgeway’s employment prior to the expiration of such 12-month notice period, then his termination will be deemed a termination by us without “cause.”

For purposes of the employment agreement, “cause” means: (i) conduct by Mr. Ridgeway constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of Live Nation’s policy on sexual harassment, misappropriation of funds or property of Live Nation or any of its affiliates other than the occasional, customary and de minimis use of Live Nation property for personal purposes, or other willful misconduct as determined in Live Nation’s sole discretion; (ii) continued, willful and deliberate non-performance by Mr. Ridgeway of his duties under the employment agreement (other than by reason of Mr. Ridgeway’s physical or mental illness, incapacity or disability); (iii) Mr. Ridgeway’s refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement; (iv) a criminal or civil conviction of Mr. Ridgeway, a plea of nolo contendere by Mr. Ridgeway, or other conduct by Mr. Ridgeway that, as determined in the sole discretion of Live Nation’s Board of Directors, has resulted in, or would result in if he were retained in his position with Live Nation, material injury to Live Nation’s reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (v) a breach by Mr. Ridgeway of any of the provisions of the employment agreement; or (vi) a violation by Mr. Ridgeway of Live Nation’s employment policies.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure of Live Nation to comply with a material term of the employment agreement after written notice by Mr. Ridgeway specifying the alleged failure; (ii) a substantial and unusual change in Mr. Ridgeway’s position, duties, responsibilities and authority without an offer of additional reasonable compensation as determined by Live Nation in light of compensation levels for similarly-situated employees; or (iii) a substantial and unusual reduction in Mr. Ridgeway’s duties, responsibilities and authority.

2007 Compensation. In March 2007, we entered into a second amendment to Mr. Ridgeway’s employment agreement. Pursuant to that amendment, in 2007 Mr. Ridgeway will receive a base salary of $465,000 and be eligible to receive a cash performance bonus on terms to be established by Live Nation’s Chief Executive Officer. The amendment also extended the term of Mr. Ridgeway’s employment agreement through December 31, 2009, and amended his severance eligibility to an amount equal to his base salary for the greater of (a) the remaining period under his employment agreement or (b) a one-year period.

In addition, in February 2007, Mr. Ridgeway received equity awards of 50,000 stock options and 12,500 shares of Live Nation’s restricted stock under the Stock Incentive Plan. The stock options will vest in 25% annual increments beginning on the first anniversary of the grant. If Live Nation meets a predetermined Pro Forma Adjusted EBITDA target for fiscal year 2007, then 25% of the restricted stock award will vest upon certification of the achievement of that target, and the remaining 75% will vest in three equal installments on each of the second, third and fourth anniversaries of the grant; if the performance goals are not met, then the restricted stock grant is forfeited in its entirety.

Bruce Eskowitz

In May 2006, we entered into an employment agreement with Bruce Eskowitz to serve as our President of Global Venues and Sales. The initial term of the employment agreement ends on September 30, 2007. Under the employment agreement, Mr. Eskowitz (i) received an initial base salary of $525,000, subject to increases at the discretion of the Compensation Committee, but in no event less than 4% each year, (ii) received a cash bonus of $225,000 paid upon the execution of the employment agreement, (iii) is eligible to receive an annual cash performance bonus, (iv) was entitled to receive reimbursement of relocation expenses to Los Angeles from Houston, Texas, (v) received stock options at the time of our Spin-Off from Clear Channel in December 2005 and (vi) participates in the Live Nation, Inc. Group Benefits Plan and other incentive compensation plans which are generally available to all of our employees.

The employment agreement (i) will terminate upon Mr. Eskowitz’s death, (ii) may be terminated by us upon Mr. Eskowitz’s disability, (iii) may be terminated by us at any time with or without “cause” (as defined below) and (iv) may be terminated by Mr. Eskowitz at any time for “good reason” (as defined below), subject in some cases to our right to cure. The employment agreement also contains non-disclosure, non-solicitation and non-compete provisions.

If Mr. Eskowitz’s employment is terminated by us for “cause,” he is entitled to receive (in a lump-sum payment):

•	accrued and unpaid base salary;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Eskowitz’s employment is terminated by reason of death or disability, he is entitled to receive (in a lump-sum payment):

•	accrued and unpaid base salary;

•	prorated bonus, if any;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Eskowitz’s employment is terminated by us without “cause,” he is entitled to:

•	accrued and unpaid base salary;

•	prorated bonus, if any;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan;

•	have all of his stock options vest at a rate of 20% per year up to the date of termination; and

•

elect to sign a general release of claims against us in exchange for a lump-sum severance payment of six months of his base salary, or alternatively, elect to become a part-time consultant to us for six months, agree not to compete with us during such six-month period and sign a general release of all claims against us in exchange for (i) a lump-sum payment of six months of his base salary and (ii) severance pay equal to six months of his base salary in periodic payments.

If Mr. Eskowitz terminates his employment for “good reason,” he is entitled to:

•	accrued and unpaid base salary;

•	prorated bonus, if any;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan; and

•

elect to sign a general release of claims against us in exchange for a severance payment of six months of his base salary, or alternatively, elect to become a part-time consultant to us for six months, agree not to compete with us during such six-month period and sign a general release of all claims against us in exchange for severance pay equal to his base salary for one year.

For purposes of the employment agreement, “cause” means: (i) conduct by Mr. Eskowitz constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of Live Nation’s policy on sexual harassment, misappropriation of funds or property of Live Nation or any of its affiliates other than the occasional, customary and de minimis use of Live Nation property for personal purposes, or other willful misconduct as determined in Live Nation’s sole discretion; (ii) continued, willful and deliberate non-performance by Mr. Eskowitz of his duties under the employment agreement (other than by reason of Mr. Eskowitz’s physical or mental illness, incapacity or disability); (iii) Mr. Eskowitz’s refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement; (iv) a criminal or civil conviction of Mr. Eskowitz, a plea of nolo contendere by Mr. Eskowitz, or other conduct by Mr. Eskowitz that, as determined in the sole discretion of Live Nation’s Board of Directors, has resulted in, or would result in if he were retained in his position with Live Nation, material injury to Live Nation’s reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (v) a breach by Mr. Eskowitz of any of the provisions of the employment agreement; or (vi) a violation by Mr. Eskowitz of Live Nation’s employment policies.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure of Live Nation to comply with a material term of the employment agreement after written notice by Mr. Eskowitz specifying the alleged failure; (ii) a substantial and unusual change in Mr. Eskowitz’s position, duties, responsibilities and authority without an offer of additional reasonable compensation as determined by Live Nation in light of compensation levels for similarly-situated employees; or (iii) a substantial and unusual reduction in Mr. Eskowitz’s duties, responsibilities and authority.

2007 Compensation. In March 2007, we entered into an amendment to Mr. Eskowitz’s employment agreement. Pursuant to that amendment, in 2007 Mr. Eskowitz will receive a base salary of $625,000 and be eligible to receive a cash performance bonus on terms to be established by Live Nation’s Chief Executive Officer. The amendment also extended the term of Mr. Eskowitz’s employment agreement through December 31, 2009, amended his title to Chief Executive Officer of North American Music and amended his severance eligibility to an amount equal to his base salary for the greater of (a) the remaining period under his employment agreement or (b) a one-year period.

In addition, in February 2007, Mr. Eskowitz received equity awards of 100,000 stock options and 25,000 shares of Live Nation’s restricted stock under the Stock Incentive Plan. The stock options will vest in 25% annual increments beginning on the first anniversary of the grant. If Live Nation meets a predetermined Pro Forma Adjusted EBITDA target for fiscal year 2007, then 25% of the restricted stock award will vest upon certification of the achievement of that target, and the remaining 75% will vest in three equal installments on each of the second, third and fourth anniversaries of the grant; if the performance goals are not met, then the restricted stock grant is forfeited in its entirety.

Michael Rowles

In March 2006, we entered into an employment agreement with Michael Rowles to serve as our Executive Vice President and General Counsel. The initial term of the employment agreement ends on February 28, 2008. After that date, the agreement will renew automatically day-to-day such that the term of the agreement will always remain at exactly one year, unless earlier terminated. Under the employment agreement, Mr. Rowles (i) received a base salary of $400,000 per year, subject to increases at the discretion of the Compensation Committee, (ii) is eligible to receive an annual cash performance bonus, (iii) received restricted stock upon commencement of employment and (iv) participates in the Live Nation, Inc. Group Benefits Plan and other incentive compensation plans which are generally available to all of our employees.

The employment agreement (i) will terminate upon Mr. Rowles’ death, (ii) may be terminated by us upon Mr. Rowles’ disability, (iii) may be terminated by us at any time (a) after February 28, 2008, without “cause” (as defined below), and (b) for “cause,” subject to Mr. Rowles’ general right to cure and (iv) may be terminated by Mr. Rowles at any time (a) after February 28, 2008, without “cause” by providing 12 months’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure. The employment agreement also contains non-disclosure, non-solicitation and non-compete provisions.

If Mr. Rowles’ employment is terminated by us for “cause,” he is entitled to receive (in a lump-sum payment):

•	accrued and unpaid base salary;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Rowles’ employment is terminated by reason of death or disability, he is entitled to receive (in a lump-sum payment):

•	accrued and unpaid base salary;

•	prorated bonus, if any;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Rowles’ employment is terminated by us without “cause,” or by Mr. Rowles for “good reason,” he is entitled to:

•	accrued and unpaid base salary;

•	prorated bonus, if any;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan; and

•

elect to become a part-time consultant to us for one year, agree not to compete with us during such one-year period and sign a general release of all claims against us in exchange for severance pay equal to his base salary for such one-year period in periodic payments.

If Mr. Rowles terminates his employment after February 28, 2008 without “cause” and provides 12 months’ prior written notice, and if we subsequently terminate Mr. Rowles’ employment prior to the expiration of such 12-month notice period, then his termination will be deemed a termination by us without “cause.”

For purposes of the employment agreement, “cause” means: (i) conduct by Mr. Rowles constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of Live Nation’s policy on sexual harassment, misappropriation of funds or property of Live Nation or any of its affiliates other than the occasional, customary and de minimis use of Live Nation property for personal purposes or other willful misconduct as determined in Live Nation’s reasonable discretion; (ii) continued, willful and deliberate non-performance by Mr. Rowles of a material duty under the employment agreement (other than by reason of Mr. Rowles’ physical or mental illness, incapacity or disability); (iii) Mr. Rowles’ refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement; (iv) a criminal or civil conviction of Mr. Rowles, a plea of nolo contendere by Mr. Rowles or other conduct by Mr. Rowles that, as determined in the reasonable discretion of Live Nation’s Board of Directors, has resulted in, or would result in if he were retained in his position with Live Nation, material injury to Live Nation’s reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (v) a repeated failure by Mr. Rowles to comply with a material term of the employment agreement after written notice by Live Nation specifying the alleged failure; or (vi) a material violation by Mr. Rowles of Live Nation’s employment policies.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure of Live Nation to comply with a material term of the employment agreement after written notice by Mr. Rowles specifying the alleged failure; (ii) a substantial and unusual change in Mr. Rowles’ position, duties, responsibilities or authority without an offer of additional reasonable compensation as determined by Live Nation in light of compensation levels for similarly-situated employees; (iii) a substantial and unusual reduction in Mr. Rowles’ duties, responsibilities, authority or salary; (iv) the requirement that Mr. Rowles move his residence outside the greater Los Angeles metropolitan area; or (v) a “change in control” (substantially as defined below) of Live Nation in which Mr. Rowles is not offered continued employment as the general counsel of Live Nation or the surviving entity.

2007 Compensation. In March 2007, we entered into an amendment to Mr. Rowles’ employment agreement. Pursuant to that amendment, in 2007 Mr. Rowles will receive a base salary of $425,000 and be eligible to receive a cash performance bonus on terms to be established by Live Nation’s Chief Executive Officer. The amendment also extended the term of Mr. Rowles’ employment agreement through December 31, 2009, and amended his severance eligibility to an amount equal to his base salary for the greater of (a) the remaining period under his employment agreement or (b) a one-year period.

In addition, in February 2007, Mr. Rowles received equity awards of 50,000 stock options and 25,000 shares of Live Nation’s restricted stock under the Stock Incentive Plan. The stock options will vest in 25% annual increments beginning on the first anniversary of the grant. If Live Nation meets a predetermined Pro Forma Adjusted EBITDA target for fiscal year 2007, then 25% of the restricted stock award will vest upon certification of the achievement of that target, and the remaining 75% will vest in three equal installments on each of the second, third and fourth anniversaries of the grant; if the performance goals are not met, then the restricted stock grant is forfeited in its entirety.

Charles Walker

On May 1, 2006, we entered into an employment agreement with Charles Walker to serve as our President of North American Music. The initial term of the employment agreement was scheduled to end on May 1, 2008. Under the employment agreement, Mr. Walker (i) received an initial base salary of $450,000, subject to increases at the discretion of the Compensation Committee, but in no event less than 4% each year, (ii) was eligible to receive an annual cash performance bonus and (iii) participated in the Live Nation, Inc. Group Benefits Plan and other incentive compensation plans which are generally available to all of our employees.

The employment agreement (i) would have terminated upon Mr. Walker’s death, (ii) could have been terminated by us (a) upon Mr. Walker’s disability or (b) at any time without or for cause, subject to Mr. Walker’s general right to cure and (iii) could have been terminated by Mr. Walker at any time for good reason, subject in some cases to our right to cure.

In January 2007, Mr. Walker resigned his employment with Live Nation to pursue other business opportunities and his employment agreement terminated. In connection with Mr. Walker’s separation from Live Nation, he agreed to customary non-disclosure and non-solicitation provisions and to a general release of all claims against the company. In exchange, the Compensation Committee approved the acceleration of 20% of Mr. Walker’s outstanding stock options, resulting in the immediate vesting of options to purchase a total of 40,000 shares of Live Nation’s common stock. Except for the acceleration of the 40,000 stock options, Mr. Walker did not receive any other compensation in connection with his resignation.

Change in Control Provisions

Under Live Nation’s form of Stock Option Agreement and Restricted Stock Award Agreement, upon death or a “change in control” each named executive officer’s stock options will immediately vest and the restrictions on their restricted stock awards will immediately lapse. Under these agreements, a “change in control” is defined, generally, as a merger (other than a merger of Live Nation in which the holders of its common sock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of Live Nation or any other similar transaction or event so designated by Live Nation’s Board of Directors in its sole discretion, as a result of which its stockholders receive cash, stock or other property in exchange for or in connection with their shares of Live Nation’s common stock. Upon disability, generally, each named executive officer’s stock options will continue to vest, and the restrictions on any restricted stock awards will continue to lapse, in accordance with their terms.

For quantification of the potential payments (or the actual payment in the case of Mr. Walker) to the named executive officers upon termination of their employment or a change in control of Live Nation under the terms of their employment agreements and the form of Stock Option Agreement and Restricted Stock Award Agreement, as applicable, please refer to the 2006 Potential Payments Upon Termination or Change in Control Table contained in this Proxy Statement.

Tax and Accounting Treatment

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as amended, places a limit of $1,000,000 on the amount of compensation Live Nation may deduct for federal income tax purposes in any one year with respect to our Chief Executive Officer and the next four most highly compensated officers (the “Covered Persons”). However, performance-based compensation that meets certain requirements is excluded from this $1,000,000 limitation.

As provided in Proposal No. 2 and Proposal No. 3 of this Proxy Statement, the Board of Directors is seeking stockholder approval of the Annual Incentive Plan and Stock Incentive Plan, respectively. If our stockholders approve these plans, all amounts paid to the Covered Persons pursuant to the plans in 2007 and going forward, may be tax-deductible by Live Nation, potentially generating substantial tax savings.

In reviewing the effectiveness of our executive compensation program, the Compensation Committee considers the anticipated tax treatment to Live Nation and to the Covered Persons of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Compensation Committee’s control. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be deductible.

The Compensation Committee may consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with our other compensation objectives. Beginning in 2007 and going forward, Live Nation may establish annual performance criteria under the Annual Incentive Plan and/or Stock Incentive Plan, assuming their approval by our stockholders, in an effort to ensure deductibility of the named executive officer’s compensation.

Accounting for Stock-Based Compensation

Beginning in January 2006, Live Nation began accounting for stock-based payments, including awards granted under the Stock Incentive Plan, in accordance with the requirements of FASB Statement 123(R). For additional information regarding FASB Statement 123(R), please refer to Note M—Stock Based Compensation in the Notes to Consolidated and Combined Financial Statements included in Live Nation’s Annual Report on Form 10-K for the year ended December 31, 2006.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (6)	Total ($)
Michael Rapino, President, Chief Executive Officer and Director	2006	636,083	—	223,022	340,517	—	12,120	1,211,742

Alan Ridgeway, Chief Financial Officer (2)	2006	440,000	1,000,000	166,434	—	—	32,400	1,638,834

Bruce Eskowitz, Chief Executive Officer—North American Music (3)	2006	530,250	225,000	—	203,294	210,000	43,357	1,211,901

Michael Rowles, General Counsel (4)	2006	321,282	—	104,517	—	200,000	890	626,689

Charles Walker, President—North American Live Music (5)	2006	512,000	—	—	203,294	—	5,500	720,794

(1)	For Messrs. Rapino, Ridgeway, Eskowitz and Walker the amounts set forth in these columns reflect shares of restricted stock and stock options, as applicable, granted during 2005 and for Mr. Rowles the amounts reflect shares of restricted stock granted during 2006. Messrs. Rapino, Ridgeway, Eskowitz and Walker did not receive any restricted stock or stock option awards during 2006. The amounts listed are equal to the compensation cost recognized during 2006 for financial statement purposes in accordance with FAS 123R, except no assumptions for forfeitures were included. Additional information related to the calculation of the compensation cost is set forth in Note M of the Notes to Consolidated and Combined Financial Statements of our 2006 Annual Report on Form 10-K. All of these awards were granted under the Stock Incentive Plan. Dividends are paid on shares of restricted stock at the same rate as paid on our common stock.
(2)	Mr. Ridgeway’s bonus represents a cash retention bonus paid in August 2006 that will be offset against any future performance bonuses earned by Mr. Ridgeway. For further discussion of this retention bonus, see the Compensation Discussion and Analysis section of this Proxy Statement.
(3)	Mr. Eskowitz’s bonus represents a signing bonus paid upon entering into his employment agreement in May 2006. Mr. Eskowitz’s non-equity incentive plan compensation represents a cash performance bonus that was paid in 2007, but was earned based upon obtaining 2006 performance goals.
(4)	Mr. Rowles joined Live Nation effective March 13, 2006. Mr. Rowles’ non-equity incentive plan compensation represents a cash performance bonus that was paid in 2007, but was earned based upon obtaining 2006 performance goals.
(5)	Mr. Walker resigned from Live Nation effective January 23, 2007.
(6)	The amounts represent (i) for Mr. Rapino, a medical physical exam, plus a tax gross-up payment of $5,545 relating to such exam; (ii) for Mr. Ridgeway, reimbursement for temporary lodging and furniture rental expenses related to his relocation to Los Angeles from the United Kingdom, travel expenses for him and his family to visit the United Kingdom and a tax gross-up payment of $5,608 related to such travel expenses (all pursuant to his employment agreement), as well as certain professional tax services related to his expatriate status, tickets and travel expenses for his spouse’s attendance at a Live Nation event and tickets to a Live Nation event for certain family members; (iii) for Mr. Eskowitz, a benefit of $41,021, which amount was paid directly by Live Nation to cover certain of Mr. Eskowitz’s costs in connection with his relocation from Houston to Los Angeles (and within Los Angeles from temporary housing to permanent housing), including the transportation of household goods, artwork and storage costs, as well as a company contribution of $1,172 under the 401(k) Savings Plan, and reimbursements for travel expenses for his spouse’s attendance at a Live Nation event and tickets to a Live Nation event for certain family members; (iv) for Mr. Rowles, a tax gross-up payment of $890 related to COBRA insurance reimbursements for the period after Rowles was employed by Live Nation until he was eligible to participate in Live Nation’s health insurance program; and (v) for Mr. Walker, a company contribution of $5,500 under the 401(k) Savings Plan. Mr. Rowles and Mr. Walker did not receive perquisites and personal benefits aggregating more than $10,000 during 2006.

2006 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh)	Closing Price on Grant Date ($ /Sh)	Grant Date Fair Value of Stock and Option Award ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Rapino	—	—	—	650,000	1,950,000	—	—	—	—	—	—	—	—
Alan Ridgeway	—	—	—	320,000	640,000	—	—	—	—	—	—	—	—
Bruce Eskowitz	—	—	—	350,000	750,000	—	—	—	—	—	—	—	—
Michael Rowles	—	—	—	300,000	400,000	—	—	—	—	—	—	—	—
	3/15/06	3/15/06	—	—	—	—	—	—	5,000	—	—	18.21	91,050
	8/9/06	7/28/06	—	—	—	—	—	—	26,250	—	—	18.78	549,937
Charles Walker (4)	—	—	—	200,000	600,000	—	—	—	—	—	—	—	—

(1)	The amounts reflect the annual cash performance bonus that potentially could have been earned during 2006 based upon the achievement of performance goals pursuant to each named executive officer’s respective employment agreement. The amount of performance bonuses that were earned in 2006, if any, by our named executive officers have been determined and were paid in 2007. The actual amounts paid to each named executive officer, if any, are included in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table.
(2)	The amounts reflect the number of shares of restricted stock granted under the Stock Incentive Plan. Mr. Rowles’ grant of 26,250 shares of restricted stock was approved on July 28, 2006 by the Compensation Committee to be granted on the third day following Live Nation’s public release of its financial results for the three- and six-month period ended June 30, 2006.
(3)	The dollar values of restricted stock awards disclosed in this column are equal to the aggregate grant date fair value computed in accordance with FAS 123R, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note M of the Notes to Consolidated and Combined Financial Statements of our 2006 Annual Report on Form 10-K.
(4)	Mr. Walker resigned from Live Nation effective January 23, 2007.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Michael Rapino (2)	—	335,000	—	10.60	12/2012	83,750	1,876,000	—	—
Alan Ridgeway (3)	—	—	—	—	—	62,500	1,400,000	—	—
Bruce Eskowitz (4)	—	200,000	—	10.60	12/2012	—	—	—	—
Michael Rowles (5)	—	—	—	—	—	5,000	112,000	—	—
	—	—	—	—	—	26,250	588,000	—	—
Charles Walker (6)	—	200,000	—	10.60	12/2012	—	—	—	—

(1)	Market value of restricted stock grants is determined by using the closing price of $22.40 per share for Live Nation’s common stock on December 29, 2006, the last business day of the 2006 fiscal year. The amounts indicated are not necessarily indicative of the amounts that may be realized by our named executive officers.
(2)	Mr. Rapino’s stock option and restricted stock awards vest 25% on each of the third and fourth anniversaries of the grant, and the remaining 50% on the fifth anniversary of the grant.
(3)	Mr. Ridgeway’s restricted stock award vests 25% on each of the third and fourth anniversaries of the grant, and the remaining 50% on the fifth anniversary of the grant.
(4)	Mr. Eskowitz’s stock option award vests 25% on each of the third and fourth anniversaries of the grant, and the remaining 50% on the fifth anniversary of the grant.
(5)	Mr. Rowles’ 5,000-share restricted stock award vests 25% on each of the third and fourth anniversaries of the grant, and the remaining 50% on the fifth anniversary of the grant. Mr. Rowles’ 26,250-share restricted stock award vests 25% on May 11, 2009, 25% on May 11, 2010 and the remaining 50% on May 11, 2011.
(6)	Mr. Walker resigned from Live Nation effective January 23, 2007. In accordance with his Severance Agreement, and upon the approval of the Compensation Committee, 40,000 of his stock options were accelerated and vested immediately. His remaining 160,000 stock options were forfeited upon his separation.

2006 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (1)

Name	Benefit	Termination w/o Cause ($)	Termination w/ Good Reason ($)	Voluntary Termination ($) (9)	Death ($)	Disability ($) (10)	Change in Control ($)
Michael Rapino	Severance (2)	650,000	1,650,000	—	—	—	—
	Equity Awards (2), (3)	971,765	—	—	5,829,000	—	5,829,000
Total		1,621,765	1,650,000	—	5,829,000	—	5,829,000

Alan Ridgeway	Severance (4)	1,500,000	1,500,000	(1,000,000)	1,000,000	1,000,000	—
	Equity Awards (3)	—	—	—	1,400,000	—	1,400,000
Total		1,500,000	1,500,000	(1,000,000)	2,400,000	1,000,000	1,400,000

Bruce Eskowitz	Severance (5)	Up to 546,000	Up to 546,000	—	—	—	—
	Equity Awards (6), (3)	472,000	—	—	2,360,000	—	2,360,000
Total		Up to 1,018,000	Up to 546,000	—	2,360,000	—	2,360,000

Michael Rowles	Severance (7)	400,000	400,000	—	—	—	—
	Equity Awards (3)	—	—	—	700,000	—	700,000
Total		400,000	400,000	—	700,000	—	700,000

Charles Walker (8)	Severance	N/A	N/A	—	N/A	N/A	N/A
	Equity Awards (8)	N/A	N/A	565,600	N/A	N/A	N/A
Total		N/A	N/A	565,600	N/A	N/A	N/A

(1)	All benefits are calculated as if these events were to occur on December 29, 2006, the last business day of the 2006 fiscal year. Each named executive officer is entitled to receive his accrued and unpaid base salary and any earned prorated performance bonus upon termination or a “change in control,” unless terminated for “cause.” If a named executive officer is terminated for “cause,” he is entitled to receive only his accrued and unpaid base salary. Consequently, this table reflects only the additional compensation the named executive officers would receive upon termination and/or a “change in control.” Except for Mr. Walker, benefits reflected in the table are estimates; the actual benefit payable is determined upon termination.
(2)	If Mr. Rapino’s employment is terminated by him for “good reason,” he may elect to become a part-time consultant for one year and receive total compensation of $1,650,000. If Mr. Rapino is terminated by Live Nation without “cause,” he may elect to become a part-time consultant for one year in exchange for (i) total cash compensation of $650,000 and (ii) the acceleration of specified stock options. Assuming such termination occurred on December 29, 2006, Live Nation would have accelerated 82,353 options, the value of which is $971,765 based upon the closing sale price of Live Nation’s common stock on December 29, 2006 of $22.40.
(3)	In the event of either a “change in control” or death, the officer’s outstanding unvested stock options and shares of restricted stock would immediately vest in their entirety. The values of accelerated options and restricted shares are based upon the closing sale price of Live Nation’s common stock on December 29, 2006 of $22.40.
(4)	If Mr. Ridgeway’s employment is terminated by him for “good reason” or by Live Nation without “cause,” he may elect to become a part-time consultant for one year in exchange for consideration of (i) $400,000, (ii) reimbursement for expenses related to repatriation to the United Kingdom and related lease termination costs, estimated at approximately $100,000 and (iii) the obligation to repay any unearned portion of his retention bonus of $1,000,000 would be forgiven. If Mr. Ridgeway terminates his employment voluntarily (other than for “good reason”), or he is terminated by Live Nation for “cause,” he would be obligated to repay Live Nation for any unearned portion of his retention bonus, which as of December 29, 2006, would have resulted in reimbursement to the company of the full $1,000,000.
(5)	If Mr. Eskowitz’s employment is terminated by him for “good reason,” he may elect to (i) receive a lump-sum payment of $273,000 or (ii) become a part-time consultant for six months and receive total compensation of $546,000.
(6)	If Mr. Eskowitz is terminated by Live Nation without “cause,” 20% of all stock options granted during the term of his employment agreement shall accelerate and vest for each year elapsed from the date of their grant through such termination. The table reflects the value to Mr. Eskowitz of the acceleration of 40,000 of his 200,000 total stock options at $22.40 per share, the closing sale price of Live Nation’s common stock on December 29, 2006.
(7)	If Mr. Rowles’ employment is terminated by him for “good reason” or by Live Nation without “cause,” he may elect to become a part-time consultant for one year in exchange for consideration of $400,000.
(8)	Mr. Walker resigned from Live Nation effective January 23, 2007. In accordance with his Severance Agreement, and upon the approval of the Compensation Committee, 40,000 of his stock options were accelerated and vested immediately. His remaining options were forfeited. The 40,000 stock options had an exercise price of $10.60 and are valued at $565,600 based upon the closing sale price of Live Nation’s common stock on January 24, 2007 of $24.74. Except for the acceleration of the 40,000 stock options, Mr. Walker did not receive any other compensation in connection with his resignation.
(9)	If any of Messrs. Rapino, Ridgeway or Rowles terminate their employment without “cause” and provide 12 months’ prior written notice, and if we subsequently terminate their employment prior to the expiration of such 12-month notice period, then their termination will be deemed a termination by us without “cause.”
(10)	Upon disability, generally, each named executive officer’s stock options will continue to vest, and the restrictions on any restricted stock awards will continue to lapse, in accordance with their terms.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

2006 Compensation Committee Members

John N. Simons, Jr., Chairperson

Timothy P. Sullivan

OTHER MATTERS

The Board of Directors is not aware of any other business that may be brought before the 2007 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the designated proxy holders, Messrs. Rapino and Ridgeway, to vote on such matters in accordance with their best judgment.

An electronic copy of Live Nation’s Annual Report on Form 10-K filed with the SEC on March 1, 2007 is available free of charge on our website at www.livenation.com. A paper copy of the Form 10-K may be obtained upon written request to:

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: Corporate Secretary

YOUR VOTE IS IMPORTANT. Accordingly, you are urged to sign and return the accompanying proxy card or voting instruction card, as the case may be, whether or not you plan to attend the annual meeting.

Appendix A

LIVE NATION, INC.

2006 ANNUAL INCENTIVE PLAN,

AS AMENDED AND RESTATED

1. Purpose. The purpose of the plan is to provide performance-based incentive compensation to executive officers and other selected key executives of Live Nation, Inc. (the “Company”) and its subsidiaries, which, as applicable, will not be subject to the executive compensation deduction limitations of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

2. Administration.

2.1 The Committee. The plan will be administered by the compensation committee of the Company’s board of directors, or a committee of such other persons as the board of directors may appoint. Unless the board of directors determines otherwise, the members of the committee must be “outside directors” for purposes of 162(m) of the Code.

2.2 Responsibility and Authority of the Committee. Subject to the provisions of the plan, the committee, acting in its discretion, will have responsibility and authority to (a) select the individuals who may participate in the plan, (b) prescribe the terms and conditions of each participant’s award and make amendments thereto, (c) determine whether and the extent to which performance goals have been met, (d) construe, interpret and apply the provisions of the plan and of any agreement or other document evidencing an award made under the plan, and (e) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the plan. In exercising its responsibilities, the committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate. The decision of the committee regarding any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons.

2.3 Manner of Exercise of Committee Authority. The Committee may delegate responsibilities with respect to the administration of the Plan to one or more officers of the Company or any of its subsidiaries, to one or more members of the Committee or to one or more members of the Board; provided, however, that the Committee may not delegate its responsibility if and to the extent such delegation would cause an award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code. The committee may also appoint agents to assist in the day-to-day administration of the Plan and may delegate the authority to execute documents under the plan to one or more members of the committee or to one or more officers of the Company.

2.4 Indemnification. The Company shall indemnify and hold harmless each member of the board of directors and of the committee or any employee of the Company or any of its subsidiaries and affiliates who provides assistance with the administration of the plan or to whom a plan-related responsibility is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the board of directors), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

3. Performance-Based Compensation Opportunities.

3.1 General. Each award made under the plan will represent the right to receive incentive compensation upon the achievement of one or more performance objectives that are established by the committee and communicated to the recipient of the award by the 90th day of the applicable performance period or, if earlier, before 25% of the applicable performance period has elapsed. The committee will determine the performance period applicable to an award. Subject to the requirements of the plan and applicable law, each award will contain such other terms and conditions as the committee, acting in its discretion, may prescribe.

3.2 Performance Criteria. Performance objectives may be based upon any one or more of the following criteria, applied to an individual, a subsidiary, a business unit or division, the Company, the Company and one or more of its subsidiaries, or such other operating unit(s) as the Committee may designate: revenue growth, earnings before deduction of interest, taxes, depreciation and amortization (or adjusted calculations of such measure as the committee may prescribe, including without limitation adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions), operating income before depreciation and amortization and non-cash compensation expense, funds from operations, funds from operations per share and per share growth, cash available for distribution, cash available for distribution per share and per share growth, operating income and operating income growth, net earnings, earnings per share and per share growth, return on equity, return on assets, share price performance on an absolute basis and relative to an index, improvements in attainment of expense levels, implementing or completion of critical projects, or improvement in cash-flow (before or after tax).

3.3 Performance Objectives. The amount, if any, payable to a participant with respect to an award will depend upon whether and the extent to which the performance objective(s) of the award are achieved during the applicable performance period. Performance objectives may be established on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. The committee may establish different levels of payment under an award to correspond with different levels of achievement of performance objectives specified in the award. Awards may contain more than one performance objective; and performance objectives may be based upon multiple performance criteria. Multiple performance objectives contained in an award may be aggregated, weighted, expressed in the alternative or otherwise specified by the committee. The level or levels of performance specified with respect to a performance objective may be expressed in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the committee may determine. Notwithstanding anything to the contrary contained in the plan, the performance objectives under any award must be objective and must otherwise meet the requirements of Section 162(m) of the Code.

3.4 Adjustments. The committee may reduce or eliminate an award made under the plan for any reason, including, without limitation, changes in the position or duties of a participant during or after a performance period, whether due to termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the plan and individual awards, the committee may make appropriate adjustments to the performance objectives and other terms of an award to properly reflect (a) a change in corporate capitalization; (b) a material or extraordinary corporate transaction involving the Company or a subsidiary, including, without limitation, a merger, consolidation, reorganization, spin-off, or the sale of a subsidiary or of the assets of a business or division (whether or not such transaction constitutes a reorganization within the meaning of Section 368(a) of the Code); (c) a partial or complete liquidation of the Company or a subsidiary, or (d) a change in accounting or other relevant rules or regulations; provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the authority to make or the making of such adjustment would cause an award to fail to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

3.5 Certification. Following the completion of the performance period applicable to an award, the committee shall determine and shall certify in writing whether and the extent to which the performance objective(s) under the award have been achieved, as well as the amount, if any, payable to the participant as a result of such achievement(s), which determination(s) and certification(s) shall be subject to and shall be made in accordance with the requirements of Section 162(m) of the Code.

3.6 Payment of Amounts Earned. Subject to such deferral and/or other conditions as may be permitted or required by the committee, amounts earned under an award will be paid or distributed as soon as practicable following the committee’s determination and certification of such amounts.

3.7 Maximum Annual Amount Payable to a Participant. Notwithstanding anything to the contrary contained herein, no individual may earn more than $15,000,000 in any calendar year pursuant to an award made to such individual under the plan.

4. Termination of Employment; Death. Unless the committee determines otherwise, no amount will be payable under an award made to a participant whose employment with the Company and its subsidiaries terminates (for any reason other than death) before the payment date of such award. If a participant dies before receiving payment of an amount earned under the plan, such payment will be made to the deceased participant’s designated beneficiary, if any, or, if none, to the deceased participant’s estate. No beneficiary designation shall be effective unless it is in writing and received by the committee prior to the participant’s death, and any such designation will supersede and be deemed a revocation of any prior beneficiary designation made by the participant.

5. Withholding Taxes. All amounts payable pursuant to the settlement of an award made under the plan are subject to applicable tax withholding. The Company and its subsidiaries shall withhold funds (or other property) from the payment of any such award and shall be entitled to take such other action with respect to other amounts that are or may become payable to the participant as may be necessary or appropriate in order to enable the Company and its subsidiaries to satisfy such tax withholding requirements.

6. No Implied Rights Afforded to Participants. No award and nothing contained in the plan or in any document relating to the plan shall confer upon an eligible employee or participant any right to continue as an employee of the Company or a subsidiary or constitute a contract or agreement of employment, or interfere in any way with the right of the Company and its subsidiaries to reduce such person’s compensation, to change the position held by such person or to terminate such person’s employment, with or without cause.

7. Non-transferability. No interest in or under an award made or a payment due or to become due under the plan may be assigned, transferred or otherwise alienated other than by will or the laws of descent and distribution, and any attempted assignment, alienation, sale, transfer, pledge, encumbrance, charge or other alienation of any such interest shall be void and unenforceable.

8. Amendment and Termination. The board of directors of the Company or the committee may amend the plan at any time and from time to time. Any such amendment may be made without approval of the Company’s stockholders unless and except to the extent such approval is required in order to satisfy the stockholder approval requirements of Section 162(m) of the Code. The Company’s board of directors may terminate the plan.

9. Unfunded Status of Awards. The plan is intended to constitute a bonus plan and not a pension other employee benefit plan or purposes of ERISA. The right of a participant (or beneficiary) to receive payment(s) under a plan award will constitute and be equivalent to the right of a general unsecured creditor of the Company (or the subsidiary by whom the participant is or was employed, as the case may be), whether or not a trust is created and funded in order to facilitate the payment of amounts due or to become due under the plan (including, for this purpose, any deferral arrangement made with respect to any such payment).

10. Miscellaneous.

10.1 Governing Law. The plan and any award made under the plan will be subject to and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

10.2 Section 162(m) of the Code. It is intended that amounts payable pursuant to awards made under the plan will constitute “qualified performance based compensation” and thus be exempt from the annual $1 million limitation on the deductibility of executive compensation. The plan and each award made under the plan will be interpreted, construed and applied accordingly.

10.3 Effective Date. The plan is effective as of January 1, 2006. The plan will terminate on the date of the first annual meeting of the Company’s stockholders following December 31, 2006, unless the plan is approved by the Company’s stockholders at such meeting. The performance criteria specified in the plan shall be re-submitted for stockholder approval as and when required by Treasury Department regulations in order to ensure compliance with the stockholder approval requirements of Section 162(m) of the Code on an ongoing basis.

Appendix B

LIVE NATION, INC.

2005 STOCK INCENTIVE PLAN,

AS AMENDED AND RESTATED

1. Purpose. The purpose of the plan is to facilitate the ability of Live Nation, Inc., a Delaware corporation (the “Company”) and its subsidiaries to attract, motivate and retain eligible employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities. Awards made under the plan may take the form of options to purchase shares of the Company’s common stock, $.01 par value (the “Common Stock”) granted pursuant to Section 5, director shares issued pursuant to Section 6, stock appreciation rights granted pursuant to Section 7, restricted stock and deferred stock rights issued or granted pursuant to Section 8, other types of stock-based awards made pursuant to Section 9, and/or performance-based awards made pursuant to Section 10.

2. Administration.

2.1 The Committee. The Plan will be administered by the compensation committee of the Company’s board of directors, except the entire board will have sole authority for granting and administering awards to non-employee directors.

2.2 Responsibility and Authority of the Committee. Subject to the provisions of the Plan, the committee, acting in its discretion, will have responsibility and the power and authority to (a) select the persons to whom awards will be made, (b) prescribe the terms and conditions of each award and make amendments thereto, (c) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (d) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. The committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as the committee deems appropriate in connection with the proper administration of the plan.

2.3 Delegation of Authority by Committee. Subject to the requirements of applicable law, the committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. If the committee wishes to delegate a particular function to a subcommittee consisting solely of its own members, it may choose to do so on a de facto basis by limiting the members entitled to vote on matters relating to that function. Reference herein to the committee with respect to functions delegated to another person, group or subcommittee will be deemed to refer to such person, group or subcommittee.

2.4 Committee Actions. A majority of the members of the committee shall constitute a quorum. The committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the committee as to any disputed question arising under the plan or an agreement or other document governing an individual award, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the plan.

2.5 Indemnification. The Company shall indemnify and hold harmless each member of the board of directors of the committee or of any subcommittee appointed by the board of directors or the committee and any employee of the Company or any of its subsidiaries and affiliates who provides assistance with the administration of the plan or to whom a plan-related responsibility is delegated, from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the board of directors), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

3. Limitations on Company Stock Awards Under the Plan.

3.1 Aggregate Share Limitation. Subject to adjustments required or permitted by the plan, the Company may issue a total of nine million (9,000,000) shares of Common Stock under the plan. For these purposes, the following shares of Common Stock will not be taken into account and will remain available for issuance under the plan: (a) shares covered by awards that expire or are canceled, forfeited, settled in cash or otherwise terminated, (b) shares delivered to the Company and shares withheld by the Company for the payment or satisfaction of purchase price or tax withholding obligations associated with the exercise or settlement of an award, and (c) shares covered by stock-based awards assumed by the Company in connection with the acquisition of another company or business.

3.2 Individual Employee Limitations. In any calendar year, (a) the total number of shares that may be covered by awards made to an individual may not exceed 1,000,000 plus the aggregate amount of such individual’s unused annual share limit as of the close of the preceding calendar year, (b) the maximum amount of cash that may be payable to an individual pursuant to performance-based cash awards made under Section 10 of the plan is $5,000,000 plus the aggregate amount of such individual’s unused annual dollar limit as of the close of the preceding calendar year.

4. Eligibility to Receive Awards. Awards may be granted under the plan to any present or future director, officer, employee, consultant or adviser of or to the Company or any of its subsidiaries. For purposes of the plan, a subsidiary is any entity in which the Company has a direct or indirect ownership interest of at least 50%.

5. Stock Option Awards.

5.1 General. Stock options granted under the Plan will have such vesting and other terms and conditions as the committee, acting in its discretion in accordance with the Plan, may determine, either at the time the option is granted or, if the holder’s rights are not adversely affected, at any subsequent time.

5.2 Minimum Exercise Price. The exercise price per share of Common Stock covered by an option granted under the plan may not be less than 100% of the fair market value per share on the date the option is granted (110% in the case of “incentive stock options” (within the meaning of Section 422 of the Code) granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code). For purposes of the plan, unless determined otherwise by the committee, the fair market value of a share of Common Stock on any date is the closing sale price per share in consolidated trading of securities listed on the principal national securities exchange or market on which shares of Common Stock are then traded, as reported by a recognized reporting service or, if there is no sale on such date, on the first preceding date on which such shares are traded.

5.3 Limitation on Repricing of Options. Except for adjustments made in accordance with Section 13, the repricing of stock options granted under the plan is prohibited in the absence of stockholder approval.

5.4 Maximum Duration. Unless sooner terminated in accordance with its terms, an option granted under the plan will automatically expire on the tenth anniversary of the date it is granted or, in the case of an “incentive stock option” granted to an employee who is a 10% stockholder, the fifth anniversary of the date it is granted.

5.5 Effect of Termination of Employment or Service. The committee may establish such exercise and other conditions applicable to an option following the termination of the optionee’s employment or other service with the Company and its subsidiaries as the committee deems appropriate on a grant-by-grant basis. For purposes of the plan, an individual’s employment or service with the Company and its subsidiaries will be deemed to have terminated if such individual is no longer receiving or entitled to receive compensation for providing services to the Company and its subsidiaries.

5.6 Method of Exercise. An outstanding and exercisable option may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the committee) a written notice identifying the option that is being exercised and specifying the number of whole shares to be purchased pursuant to that option, together with payment in full of the exercise price and the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment(s). The exercise price may be paid in cash or in any other manner the committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned shares, (b) by a combination of a cash payment and delivery of previously-owned shares, or (c) pursuant to a cashless exercise program established and made available through a registered broker-dealer in accordance with applicable law. Any shares transferred to the Company (or withheld upon exercise) in connection with the exercise of an option shall be valued at fair market value for purposes of determining the extent to which the exercise price and/or tax withholding obligation is satisfied by such transfer (or withholding) of shares.

5.7 Non-Transferability. No option shall be assignable or transferable except upon the optionee’s death to a beneficiary designated by the optionee in a manner prescribed or approved for this purpose by the committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee’s will or by the laws of descent and distribution. During an optionee’s lifetime, options may be exercised only by the optionee or the optionee’s guardian or legal representative. Notwithstanding the foregoing, the committee may permit the inter vivos transfer of an option (other than an “incentive stock option”) pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act) in settlement of marital property rights, or by gift to any “family member” (within the meaning of Item A.1.(5) of the General Instructions to Form S-8 or any successor provision), on such terms and conditions as the committee deems appropriate.

5.8 Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until such shares are duly and validly issued by the Company to or on behalf of such holder.

6. Director Shares.

6.1 The committee may permit non-employee directors to elect to receive all or part of their annual retainers in the form of shares (“Director Shares”). Unless the committee determines otherwise, any such elections may be made during the month a director first becomes a director and during the last month of each calendar quarter thereafter, and shall remain in effect unless and until the end of the calendar quarter in which a new election is made (or, if later, the calendar quarter next following the calendar quarter in which the director first becomes a director). Any such election shall also indicate the percentage of the retainer to be paid in shares and shall contain such other information as the committee or the Board may require.

6.2 The Company shall issue Director Shares on the first trading day of each calendar quarter to all directors on that trading day except any director whose retainer is to be paid entirely in cash. The number of Director Shares issuable to a director on the relevant trading date shall equal:

[ % multiplied by (R/4) ] divided by P

WHERE:

% =	the percentage of the director’s retainer that is payable in shares;

R =	the director’s retainer for the applicable calendar year; and

P =	the closing price, as quoted on the principal exchange on which shares are traded, on the date of issuance.

Director Shares shall not include any fractional shares. Fractions shall be rounded to the nearest whole share.

7. Stock Appreciation Rights.

7.1 General. The committee may grant stock appreciation rights (“SARs”), either alone or in connection with the grant of an option, upon such vesting and other terms and conditions as the committee, acting in its discretion in accordance with the Plan, including, as applicable, Section 5 (relating to options), may determine, either at the time the SARs are granted or, if the holder’s rights are not adversely affected, at any subsequent time. Upon exercise, the holder of an SAR shall be entitled to receive a number of whole shares of Common Stock having a fair market value equal to the product of X and Y, where—

X =	the number of whole shares of Common Stock as to which the SAR is being exercised, and

Y =	the excess of the fair market value per share of Common Stock on the date of exercise over the fair market value per share of Common Stock on the date the SAR is granted (or such greater base value as the committee may prescribe at the time the SAR is granted).

7.2 Tandem SARs. An SAR granted in tandem with an option shall cover the same shares covered by the option (or such lesser number of shares as the committee may determine) and, unless the committee determines otherwise, shall be subject to the same terms and conditions as the related option. Upon the exercise of an SAR granted in tandem with an option, the option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and, upon the exercise of an option granted in tandem with an SAR, the SAR shall be canceled to the extent of the number of shares as to which the option is exercised.

7.3 Method of Exercise. An outstanding and exercisable SAR may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the committee) a written notice identifying the SAR that is being exercised and specifying the number of shares as to which the SAR is being exercised, together with payment in full of the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment. The withholding taxes may be paid in cash or in any other manner the committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned shares of Common Stock, or (b) by a combination of a cash payment and the delivery of previously-owned shares. The committee may impose such additional or different conditions for exercise of an SAR as it deems appropriate. No fractional shares will be issued in connection with the exercise of an SAR.

7.4 Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an SAR until payment of the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the holder of an SAR shall have no rights as a stockholder with respect to any shares issuable upon such exercise until such shares are duly and validly issued by the Company to or on behalf of such holder.

8. Restricted Stock and Deferred Stock Awards.

8.1 General. Under a restricted stock award, shares of Common Stock will be issued by the Company to the recipient at the time of the award. Under a deferred stock award, the recipient will be entitled to receive shares of Common Stock in the future. The shares covered by a restricted stock award and the right to receive shares under a deferred stock award will be subject to such vesting and other conditions and restrictions as the committee, acting in its discretion in accordance with the plan, may determine.

8.2 Minimum Purchase Price. Unless the committee, acting in accordance with applicable law, determines otherwise, the purchase price payable for shares of Common Stock transferred pursuant to a restricted or deferred stock award must be at least equal to the par value of the shares.

8.3 Issuance of Restricted Stock. Shares of Common Stock issued pursuant to a restricted stock award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the shares. The Company may require that any or all such stock certificates be held in custody by the Company until the applicable conditions are satisfied and other restrictions lapse. The committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for restricted shares, including, without limitation, a requirement that the recipient deliver a duly signed stock power, endorsed in blank, for the shares covered by the award.

8.4 Stock Certificates for Vested Stock. The recipient of a restricted or deferred stock award will be entitled to receive a certificate, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law), for shares that vest in accordance with the award, subject, however, to the payment or satisfaction of applicable withholding taxes. The delivery of vested shares covered by a deferred stock award may be deferred if and to the extent provided by the terms of the award, subject, however, to the applicable deferral requirements of Section 409A of the Code.

8.5 Rights as a Stockholder. Subject to and except as otherwise provided by the terms of a restricted stock award, the holder of restricted shares of Common Stock will be entitled to receive dividends paid on, and exercise voting rights associated with, such shares as if the shares were fully vested. The holder of a deferred stock award shall no rights as a stockholder with respect to shares covered by a deferred stock award unless and until the award vests and the shares are issued; provided, however, that the committee, in its discretion, may provide for the payment of dividend equivalents on shares covered by a deferred stock award.

8.6 Nontransferability. Neither a restricted or deferred stock award nor restricted shares of Common Stock issued pursuant to any such award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the award or of the plan, and any attempt to do so shall be null and void and, unless the committee determines otherwise, shall result in the immediate forfeiture of the award or the restricted shares, as the case may be.

8.7 Termination of Service Before Vesting; Forfeiture. Unless the committee determines otherwise, shares of restricted stock and non-vested deferred stock awards will be forfeited upon the recipient’s termination of employment or other service with the Company and its subsidiaries. If shares of restricted stock are forfeited, any certificate representing such shares will be canceled on the books of the Company and the recipient will be entitled to receive from the Company an amount equal to any cash purchase price previously paid for such shares. If a non-vested deferred stock award is forfeited, the recipient will have no further right to receive the shares of Common Stock covered by the non-vested award.

9. Other Equity-Based Awards. The committee may grant dividend equivalent payment rights, phantom shares, bonus shares and other forms of equity-based awards to eligible persons, subject to such terms and conditions as it may establish. Awards made pursuant to this section may entail the transfer of shares of Common Stock to the recipient or the payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, awards designed to comply with or take advantage of applicable tax and/or other laws, provided, that the terms and conditions of any award that is treated as non-qualified deferred compensation must satisfy the applicable deferral requirements of Section 409A of the Code.

10. Performance Awards.

10.1 General. The committee may condition the grant, exercise, vesting or settlement of equity-based awards under the Plan (whether settled in shares of Common Stock or cash or other property) on the achievement of specified performance goals in accordance with this section.

10.2 Objective Performance Goals. A performance goal established in connection with an award covered by this section must be (a) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met; (b) prescribed in writing by the committee at a time when the outcome is substantially uncertain, but in no event later than the first to occur of (1) the 90th day of the applicable performance period, or (2) the date on which 25% of the performance period has elapsed; and (c) based on any one or more of the following business criteria, applied to an individual, a subsidiary, a business unit or division, the Company and any one or more of its subsidiaries, or such other operating unit(s) as the committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Code):

(i)	earnings per share,

(ii)	share price or total shareholder return,

(iii)	pre-tax profits,

(iv)	net earnings,

(v)	return on equity or assets,

(vi)	revenues,

(vii)	operating income before depreciation, amortization and non-cash compensation expense,

(viii)	earnings before deduction of interest, taxes, depreciation and amortization (or adjusted calculations of such measure as the committee may prescribe, including without limitation adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions),

(ix)	market share or market penetration, or

(x)	any combination of the foregoing.

The applicable performance goals may be expressed in absolute or relative terms, and must include an objective formula or standard for computing the amount of compensation payable to an employee if the goal is attained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the employee. The formula or standard may provide for the payment of a higher or lower amount depending upon whether and the extent to which a performance goal is attained. The committee may not use its discretion to increase the amount of compensation payable that would otherwise be due upon attainment of a performance goal; provided that, subject to the requirements for exemption under Section 162(m) of the Code, the committee may make appropriate adjustments to an award in order to equitably reflect changes in accounting rules, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.

10.3 Determination of Amount Payable. Following the expiration of the performance period applicable to an award made under this section, the committee shall determine whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied. Compensation otherwise payable pursuant to a performance-based award made under this section will be subject to the individual limitations set forth in section 3.2.

11. Capital Changes, Reorganization or Sale of the Company.

11.1 Adjustments Upon Changes in Capitalization. The aggregate number and class of shares issuable under the plan, the total number and class of shares with respect to which awards may be granted to any individual in any calendar year, the number and class of shares and the exercise price per share covered by each outstanding option, the number and class of shares and the base price per share covered by each outstanding SAR, and the number and class of shares covered by each outstanding deferred stock award or other-equity-based award, and any per-share base or purchase price or target market price included in the terms of any such award, and related terms shall be subject to adjustment in order to equitably reflect the effect on issued shares of Common Stock resulting from a split-up, spin-off, recapitalization, consolidation of shares or any similar capital adjustment, and/or to reflect a change in the character or class of shares covered by the plan and an award. For the avoidance of doubt, no adjustments will be required or made under this section in respect of the spin-off of the Company by Clear Channel Communications, Inc.

11.2 Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), all option holders shall be permitted to exercise their outstanding options and SARs in whole or in part (whether or not otherwise exercisable) immediately prior to such Exchange Transaction, and any outstanding options and SARs which are not exercised before the Exchange Transaction shall thereupon terminate. Notwithstanding the preceding sentence, if, as part of an Exchange Transaction, the stockholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Company’s board of directors, in its sole discretion, so directs, then all options and SARs for Common Stock that are outstanding at the time of the Exchange Transaction shall be converted into options or SARs (as the case may be) for shares of Exchange Stock. The number of shares of Exchange Stock and the exercise price per share under a converted option will be adjusted such that (a) the ratio of the exercise price per share to the value per share at the time of the conversion (which value will be equal to the consideration payable for each share of Common Stock in the Exchange Transaction) is the same as the ratio of the per share exercise price to the value of per share of Common Stock under the original option; and (b) the aggregate difference between the value of the shares of Exchange Stock and the exercise price under the converted option immediately after the Exchange Transaction is the same as the aggregate difference between the value of the shares of Common Stock and the exercise price under the original option immediately before the Exchange Transaction. Similar adjustments will be made to the number of shares of Exchange Stock and the base value per share covered by SARs that are converted. Unless the Company’s board of directors determines otherwise, the vesting and other terms and conditions of the converted options and SARs shall be substantially the same as the vesting and corresponding other terms and conditions of the original options and SARs. The Company’ board of directors, acting in its discretion, may accelerate vesting of other non-vested awards, and cause cash settlements and/or other adjustments to be made to any outstanding awards (including, without limitation, options and SARs) as it deems appropriate in the context of an Exchange Transaction, taking into account with respect to other awards the manner in which outstanding options and SARs are being treated.

11.3 Definition of Exchange Transaction. For purposes of the plan, the term “Exchange Transaction” means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Company’s board of directors in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

11.4 Fractional Shares. In the event of any adjustment in the number of shares covered by any award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such award shall cover only the number of full shares resulting from the adjustment.

11.5 Determination of Board to be Final. All adjustments under this Section shall be made by the Company’s board of directors, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

12. Termination and Amendment of the Plan. The board of directors of the Company may terminate the plan at any time or amend the plan at any time and from time to time; provided, however, that:

(a) no such action shall impair or adversely alter any awards theretofore granted under the plan, except with the consent of the recipient or holder, nor shall any such action deprive any such person of any shares which he or she may have acquired through or as a result of the plan; and

(b) to the extent necessary under applicable law or the requirements of any stock exchange or market upon which the shares of Common Stock may then be listed, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law.

(c) Limitation of Rights. Nothing contained in the plan or in any award agreement shall confer upon any recipient of an award any right with respect to the continuation of his or her employment or other service with the Company or a subsidiary or other affiliate, or interfere in any way with the right of the Company and its subsidiaries and other affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the recipient’s employment or other service.

13. Miscellaneous.

13.1 Governing Law. The plan and the rights of all persons claiming under the plan shall be governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.

13.2 Shares Issued Under Plan. Shares of Common Stock available for issuance under the plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the plan. No fractional shares of Common Stock will be issued under the plan.

13.3 Compliance with Law. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to the plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

13.4 Transfer Orders; Placement of Legends. All certificates for shares of Common Stock delivered under the plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

13.5 Decisions and Determinations Final. All decisions and determinations made by the Company’s board of directors pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the board of directors, all decisions and determinations of the committee, shall be final, binding and conclusive on all persons.

13.6 Withholding of Taxes. As a condition to the exercise and/or settlement of any award or the lapse of restrictions on any award or shares, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or a subsidiary with respect to an award, the Company and/or the subsidiary may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution otherwise payable to the award recipient, whether or not such payment or distribution is covered by the plan, or (b) require the recipient to remit cash (through payroll deduction or otherwise) or make other arrangements permitted by the Company, in each case in an amount or of a nature sufficient in the opinion of the Company to satisfy or provide for the satisfaction of such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the committee, the recipient may satisfy the withholding obligations associated with such transfer by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a fair market value equal to the amount of tax to be withheld.

13.7 Disqualifying Disposition. If a person acquires shares of Common Stock pursuant to the exercise of an incentive stock option and the shares so acquired are sold or otherwise transferred in a “disqualifying disposition” (within the meaning of Section 424(c) of the Code) within two-years from the date the option was granted or one year after the option is exercised, such person shall, within ten days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

13.8 Effective Date. The plan shall become effective on the date it is initially approved and adopted by the Company’s board of directors. However, no awards may be made pursuant to the plan after the date preceding the date of the first annual meeting of the Company’s stockholders occurring after December 31, 2006, unless the Company’s stockholders approve the plan at such meeting.

14. Term of the Plan. Unless sooner terminated, the Plan shall terminate on the tenth anniversary of the date of its adoption by the Board. The rights of any person with respect to an option granted under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the option (as then in effect or thereafter amended) and the Plan.

LIVE NATION, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 11, 2007

The undersigned hereby appoints Michael Rapino and Alan Ridgeway, and each of them, proxy holders of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Live Nation, Inc.’s common stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders to be held at House of Blues Sunset Strip, 8430 Sunset Boulevard, West Hollywood, California 90069 on May 11, 2007 at 8:00 a.m., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present thereat.

THE PROXY HOLDERS WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS PROXY CARD. IF YOU SIGN AND RETURN THIS PROXY, BUT DO NOT PROVIDE SPECIFIC DIRECTION WITH RESPECT TO A VOTING ITEM, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3 AND 4. THE PROXY HOLDERS ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE PROXY STATEMENT.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

To change your address, please mark this box and indicate new address below:	☐	LIVE NATION, INC. P.O. BOX 11439 NEW YORK, N.Y. 10203-0439

(Change of address)

(Continued, and to be executed and dated, on the other side.)

ê DETACH PROXY CARD HERE é

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.			☒ Votes must be indicated (x) in black or blue ink.

A. Election of Directors – The Board of Directors recommends a vote FOR all of the nominees.					B. Proposals – The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.

1. Election of Directors:

2. Approval of the Live Nation, Inc. 2006 Annual Incentive Plan, as amended and restated.

3. Approval of the Live Nation, Inc. 2005 Stock Incentive Plan, as amended and restated.

4. Ratification of the appointment of Ernst & Young LLP as Live Nation, Inc.’s independent registered public accounting firm for the 2007 fiscal year.

						FOR ☐ ☐ ☐	AGAINST ☐ ☐ ☐	ABSTAIN ☐ ☐ ☐
Nominees:	01 – Michael Cohl, 02 – L. Lowry Mays, 03 – Michael Rapino, 04 – John N. Simons, Jr.
FOR ALL	☐	WITHHOLD ☐ FOR ALL	FOR ALL EXCEPT	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name in the space provided below.)					Meeting Attendance - Mark the box to the right if you intend to attend the Annual Meeting.			☐

Exceptions:					THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Note: Please sign exactly as your name or names appear hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title.

					Date Share Owner sign here		Co-Owner sign here